Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

the SELLERS named herein,

and

WCI HOLDINGS CO., INC.

Dated as of September 16, 2012

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Qualification	30
4.2	Authority Relative to this Agreement	30
4.3	Consents and Approvals; No Violations	31
4.4	Availability of Funds	31
4.5	Solvency	31
4.6	Litigation	32
4.7	Broker’s Fees	32
4.8	Acquisition of Securities for Investment	32
4.9	Inspections; Limitation of Sellers’ Warranties	32
4.10	No Regulatory Impediment	33

ARTICLE V COVENANTS

5.1	Access and Reports	33
5.2	Confidentiality	34
5.3	Efforts	35
5.4	Conduct of Business	37
5.5	Consents	40
5.6	Public Announcements	41
5.7	Guarantees; Commitments	41
5.8	Insurance	42
5.9	Litigation Support	42
5.10	Directors and Officers	43
5.11	Real Estate Matters	43
5.12	Post-Closing Restrictions on Sellers	44
5.13	Cease of Use of R360 Name	45
5.14	Release of Claims	45
5.15	Further Assurances	45

ARTICLE VI EMPLOYEE MATTERS

6.1	Treatment of Business Employees	46
6.2	Transfer of Benefit Plans	47
6.3	Unused Vacation, Sick Leave and Personal Time	47
6.4	WARN and Corresponding State Laws	47
6.5	Workers’ Compensation	47
6.6	COBRA	47
6.7	2012 Annual Bonuses	47
6.8	No Third-Party Beneficiaries	47

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ARTICLE VII TAX MATTERS

7.1	Cooperation and Exchange of Information	48
7.2	Tax Sharing Agreements	48
7.3	Certain Tax Elections	49
7.4	Transfer Taxes	49

ARTICLE VIII CONDITIONS TO OBLIGATIONS TO CLOSE

8.1	Conditions to Obligation of Each Party to Close	49
8.2	Conditions to Purchaser’s Obligation to Close	49
8.3	Conditions to Sellers’ Obligation to Close	50
8.4	Frustration of Closing Conditions	50

ARTICLE IX TERMINATION

9.1	Termination	51
9.2	Notice of Termination	52
9.3	Effect of Termination	52

ARTICLE X GENERAL PROVISIONS

10.1	Survival	52
10.2	Interpretation; Absence of Presumption	52
10.3	Headings; Definitions	53
10.4	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	54
10.5	Entire Agreement	54
10.6	No Third-Party Beneficiaries	55
10.7	Expenses	55
10.8	Notices	55
10.9	Successors and Assigns	56
10.10	Amendments and Waivers	56
10.11	Severability	57
10.12	Specific Performance	57
10.13	No Admission	58
10.14	Counterparts	58
10.15	Relationship Among Sellers	58

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A: Form of Assignment and Assumption Agreement

Schedules

Schedule I:	Sellers
Schedule II:	Transferred Companies
Schedule III:	Adjusted Working Capital
Schedule IV:	Business Acquisition Candidates

Seller Disclosure Schedule

Purchaser Disclosure Schedule

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 16, 2012, is by and among the Sellers named on Schedule I hereto (“Sellers” and each, a “Seller”), and WCI Holdings Co., Inc., a Delaware corporation (“Purchaser”) (each of Purchaser and Sellers, a “Party” and collectively, the “Parties”), and, solely for the purposes set forth on its signature page to this Agreement, Waste Connections, Inc., a Delaware corporation of which Purchaser is a wholly owned subsidiary (“Waste Connections”).

RECITALS

WHEREAS, Sellers will, as of the Closing, collectively hold, of record and beneficially, the outstanding equity interests (the “Securities”) of the entities set forth on Schedule II hereto (each, a “Transferred Company” and, collectively, the “Transferred Companies” and, collectively with their Subsidiaries, the “Transferred Group”), including a new limited liability company (“NewCo”), which will in turn own the outstanding equity interests of operating subsidiaries of Sellers engaged in the Business;

WHEREAS, the Securities represent, directly or indirectly, all of the outstanding equity interests of the Transferred Companies;

WHEREAS, Sellers desire to sell and transfer, and Purchaser desires to purchase, all of the Securities for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Agreements” shall mean, collectively, (a) the Stock Purchase Agreement, dated as of July 1, 2010, by and among Oilfields Holdings, Inc., TCR GP, L.L.C., TCR Friends III, L.P., Three Cities Fund III, L.P. and R3 Treatment Inc. (the “USLL Agreement”), (b) the Securities Purchase Agreement, dated as of July 1, 2010, by and among Controlled Recovery, Inc., CRI Holdings, LLC, Controlled Recovery Holdings LP, Blue Sage Capital, LP, Atreides Investment Partners II, Atreides Capital, LLC, the equity holders named therein, and R3 Treatment Inc., (c) the Securities Purchase Agreement, dated as of July 1, 2010, by and among Calpet, LLC, R&G, Inc., Garry B. Ellingford Revocable Trust, Kole T. Ellingford Revocable Trust, KTE Irrevocable Trust, Quinn T. Ellingford Revocable Trust, QTE Irrevocable Trust, Ellingford Irrevocable Trust, Kole T. Ellingford, Quinn T. Ellingford, and R3 Treatment Inc. (the “Calpet Agreement”), (d) the Asset Purchase Agreement, dated as of December 8, 2010, by and between R360 Claco, Inc. and Russell Clack (the “Clack Agreement”), (e) the Earnest Money Contract, dated as of January 19, 2011, by and between R360 Environmental Solutions, Inc. and Artesia Aeration, LLC, (f) the Membership Interest and Stock Purchase Agreement, dated as of March 15, 2012, by and among Vanneisa J. Hartmann, Bradley D. L. Krenz, Celeste D. Krenz, Courtney R. Krenz, Darwin D. Krenz, Jean E. Krenz, Julia A. Krenz, Prairie Disposal, Inc., Krenz Holdings, Inc., Prairie Liquids, LLC, R360 Environmental Solutions, Inc. and Courtney R. Krenz, as Seller Representative (the “Prairie Agreement”), and (g) the Junior Subordinated Promissory Note in the original principal amount of $10,000,000.00 issued by Prairie LLC to Courtney R. Krenz, as Seller Representative (the “Prairie Note”).

“Action” shall mean any case, claim, complaint, action, suit, arbitration, litigation, grievance, investigation or proceeding conducted by or pending before any Governmental Entity or any binding arbitration or binding alternative dispute resolution proceeding.

“Adjustment Amount” shall mean an amount, positive or negative, equal to (a) the adjusted net working capital of the Transferred Group, on a combined and consolidated basis, on the Closing Date, calculated on the basis of the line items and principles set forth in Schedule III, less (b) $7,000,000.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such specified Person; provided that: (a) from and after the Closing, no member of the Transferred Group shall be considered an Affiliate of Sellers or Sellers’ Affiliates; and (b) from and after the Closing, none of Sellers or any of Sellers’ Affiliates shall be considered an Affiliate of the Transferred Group, and (c) the Affiliates of the Sellers shall consist only of (i) the investment funds represented by designees on the board of directors of R3 Treatment Holdings Inc. (of which R360 Environmental Solutions, Inc. is a wholly owned Subsidiary), (ii) any Entities through which such investment funds hold interests in any of the Sellers, and (iii) the Subsidiaries of the Entities described in clause (ii); provided, however, that in no event shall any other Affiliates of any such investment fund (including without limitation, any of its underlying investors or other portfolio companies) be deemed an Affiliate of any Seller.

“Antitrust Law” shall mean the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws enacted or issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Assumed Liabilities” shall mean any and all of the following Liabilities of the Seller Group related to or arising out of the Business: (a) Liabilities relating to the protection or Remediation of, or prevention of harm to, the environment or natural resources, the protection of human and occupational health and safety, Environmental Law or Hazardous Substances resulting from any properties owned by a member of the Transferred Group; (b) Liabilities arising under or pursuant to the agreements and permits set forth on Section 5.4(c) of the Seller Disclosure Schedule; and (c) Liabilities (i) under the Transferred Benefit Plans, excluding, for the avoidance of doubt, any Liability with respect to the Incentive Units which shall be retained by the Sellers, (ii) relating to the employment or termination of employment of any Business Employee or any Former Business Employee, excluding, for the avoidance of doubt, any Liability with respect to the Incentive Units, all of which Liabilities shall be retained by the Sellers, and (iii) Liabilities expressly allocated to or assumed by Purchaser or a member of the Transferred Group pursuant to Article VI of this Agreement, but excluding any Debt (including accrued interest thereon) of any member of the Seller Group to any Person that is not a member of the Seller Group.

“Blocker” shall mean each of (a) Paine & Partners Capital Fund III AIV II Blocker I, Inc., (b) Paine & Partners Capital Fund III AIVB II Blocker II, Inc., (c) Paine & Partners Capital Fund III AIV II Blocker III, Inc., and (d) Paine & Partners Capital Fund III AIV II Blocker IV, Inc.

“Business” shall mean the R360 Environmental Solutions business presently conducted by the members of the Transferred Group and their Affiliates, viewed as a single enterprise, including the treatment, storage, collection, transport, disposal and recycling of waste and byproducts directly or indirectly generated in the exploration and production (including well drilling and completion) of oil, natural gas and natural gas liquids and abandonment, spill remediation and reclamation activities, sale of certain waste treatment byproducts (including R3 RoadBase™), and rental of associated equipment, in each case, as conducted by the Transferred Group and their Affiliates, viewed as single enterprise.

“Business Acquisition Candidate” shall mean any Entity set forth on Schedule IV.

“Business Confidential Information” shall mean all trade secrets, know how and other confidential, nonpublic or proprietary information of any member of the Transferred Group, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Entity and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of any member of the Transferred Group; provided that “Business Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Sellers or their representatives or, prior to the Closing Date, by the Transferred Group, or (ii) becomes available to the Sellers or their representatives after the Closing on a non-confidential basis from a source other than the Transferred Group or its employees, agents or representatives, provided that such source is not known to the Sellers, after reasonable investigation, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Transferred Group.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York or Houston, Texas are required or authorized by Law to be closed.

“Business Employee” shall mean an individual who is employed by any member of the Transferred Group or otherwise employed in the Business (including any employees on short-term or long-term disability or other leaves of absence).

“Charter Documents” shall mean, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (ii) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s capital stock or other equity interests or of any rights in respect thereof.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of June 28, 2012, by and between R360 Environmental Solutions, Inc. and Waste Connections.

“Contingent and Deferred Consideration Obligations” shall mean the obligation to pay up to $25,000,000 under the Prairie Agreement, the obligation to pay up to $3.75 million under the Calpet Agreement, the obligation to pay up to $8.0 million under the USLL Agreement, and the expected payments to Russell Clack of up to $375,000 in respect of the Clack Agreement.

“Contract” shall mean any agreement, contract, obligation or undertaking, written or oral, excluding any Benefit Plan.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Credit Agreement” shall mean the Credit Agreement, dated as of July 1, 2010 and amended as of July 27, 2011, among R360 Environmental Solutions, Inc., R3 Treatment Holdings Inc., any Subsidiary Guarantor (as such term is defined in the Credit Agreement), the Lenders (as such term is defined in the Credit Agreement), UBS Securities LLC, Macquarie Capital (USA) Inc., Comerica Bank, UBS AG, Stamford Branch and UBS Loan Finance LLC, as may be amended or supplemented from time to time.

“Credit Agreement Payoff Amount” shall mean the amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties, if any) in connection with the payoff of the term loans and revolving credit facility under the Credit Agreement as of the close of business on the Closing Date under the Credit Agreement; provided that, for the avoidance of doubt, the Credit Agreement Payoff Amount shall not include any amounts required, as a result of the Closing, to cash collateralize any letters of credit issued pursuant to the Credit Agreement.

“Debt” shall mean indebtedness of the Transferred Group of a type described in clause (a)(i) or (a)(ii) of the definition of “Indebtedness” herein (subject to the proviso in such definition) that would be required by GAAP to be accounted for as debt in a balance sheet of the Transferred Group; provided, however, that, for the avoidance of doubt, “Debt” of any member of the Transferred Group shall not include any of the Contingent and Deferred Consideration Obligations but shall include the Prairie Note.

“Entity” shall mean any corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

“Environment” shall mean (i) land, including surface land, sub-surface strata, sea bed and river bed under water and natural structures; (ii) water, including coastal and inland water, surface waters, and ground waters; (iii) air; and (iv) environmental media affecting human health and safety.

“Environmental Laws” shall mean any and all Laws relating to (i) Releases or threatened Releases of Hazardous Substances; or (ii) pollution damages to or the protection of natural resources, conservation of resources, waste management, the Environment, or protection of employee health or safety or the Environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any specified Entity, any other Entity, that is, or was at any relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the specified Entity or that is, or was at any relevant time, a member of the same “controlled group” (as defined in Section 4001(a)(14) of ERISA) as the specified Entity.

“Former Business Employee” shall mean an individual employed by the Business whose employment ceased prior to the Closing Date.

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied throughout the periods involved.

“Governmental Entity” shall mean any foreign, domestic, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” shall mean any substance that is listed, identified or otherwise designated as hazardous, toxic or dangerous under, or is regulated (or the handling, storage or disposal of which is regulated, or the cleanup of which can be required) under, any Law for the protection of health, safety or the Environment or relating to pollution; and without limiting the generality of the foregoing, Hazardous Substances shall include (i) “hazardous wastes,” “solid wastes,” “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in any Law for the protection of health, safety or the Environment or relating to pollution; (ii) petroleum, crude oil, refined petroleum products and fractions or by-products thereof; (iii) radioactive materials; (iv) asbestos or asbestos-containing materials; and (v) polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Units” shall mean the equity incentive awards granted to Business Employees with respect to equity of R360 Operating Partners, L.P.

“Indebtedness” of any Person shall mean, without duplication: (a) the principal of or accrued and unpaid interest, or any prepayment penalty or premium, in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable for; (b) all obligations of such Person arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, performance bonds, letters of credit, bankers’ acceptances and similar instruments), (c) all obligations for the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (d) all obligations in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP as in effect on the date of this Agreement requires to be classified and accounted for as capital leases; (e) all obligations in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person; and (f) all obligations of the type referred to in clauses (a) through (e) of this sentence of any Persons the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise; provided that Indebtedness shall not include (A) trade payables, (B) any obligations under any surety bond, performance bond, letter of credit, bankers’ acceptance or similar instrument to the extent undrawn or uncalled, (C) any intercompany Indebtedness within the Transferred Group, (D) any Indebtedness incurred by the Transferred Group (or Purchaser or its Affiliates and subsequently assumed by the Transferred Group) in connection with Purchaser’s financing arrangements being entered into in connection with the Closing, (E) any endorsement of negotiable instruments for collection in the ordinary course of business, (F) any deferred revenue, and (G) any of the Contingent and Deferred Consideration Obligations.

“Independent Accounting Firm” shall mean Deloitte & Touche LLP or another nationally recognized independent accounting firm mutually agreeable to Sellers and Purchaser.

“Industry” shall mean the industry involving the treatment, storage, collection, transport, disposal and recycling of waste and byproducts directly or indirectly generated in the exploration and production of oil, natural gas and natural gas liquids, sale of related waste treatment byproducts, rental of associated equipment, and any business activity reasonably related thereto.

“Intellectual Property” shall mean all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) patents and applications therefor; (b) trademarks, service marks, trade names, service names, corporate names, business names, brand names, all other names and slogans embodying business or product goodwill (or both), and trade styles or dress, together with the goodwill associated with any of the foregoing; (c) Internet domain names; (d) copyrights, whether or not registered or published; (e) moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, program materials, processes, methods and confidential and proprietary information; (f) intellectual property rights in software and interactive platforms; (g) rights to limit the use or disclosure of confidential information by any Person; (h) all other proprietary information and rights, whether or not subject to statutory registration or protection and (i) with respect to each of the foregoing, all registrations and applications for registration, reversions, renewals, extensions, continuations, reissues, divisionals, improvements, modifications, derivative works, and common law rights, and causes of action relating to any of the foregoing.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed in Section 1.1(a) of the Purchaser Disclosure Schedule, after reasonable inquiry.

“Knowledge of Sellers” shall mean the actual knowledge of the Persons listed in Section 1.1(a) of the Seller Disclosure Schedule, after reasonable inquiry.

“Law” shall mean (a) any federal, state, local or foreign law, statute, code, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity in effect as of the date of this Agreement or (b) any obligation included in any Permit or resulting from binding arbitration, in effect as of the date of this Agreement, including any requirement under common law.

“Liability” shall mean any indebtedness, obligations and other liabilities (or claims or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, Losses, claims or demands with respect to any Law.

“Liens” shall mean any liens, pledges, attachments, levies, charges, claims, mortgages, security interests, purchase agreements, options, restrictions on transfer or other encumbrances.

“Losses” shall mean any losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.

“Material Adverse Effect” shall mean an event, circumstance, development, change or effect that (a) materially impairs the ability of Sellers to consummate the transactions contemplated by this Agreement or (b) has had or would reasonably be expected to have a material adverse effect on the Transferred Group or its financial condition or results of operations, taken as a whole; provided, however, that, with respect to clause (b) above, no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) changes in global or national economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions, the price of commodities (including the prices of oil or natural gas or any differential between the price of oil and the prices of any products refined from oil, commonly referred to as “crack spreads”) or raw materials used in the Business, (ii) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iii) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and other force majeure events unless of an unforeseeable, unprecedented and historic scope, (iv) changes generally affecting the Industry; (v) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vi) any failure by the Transferred Group to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (provided, however, that this clause (vi) shall not operate to exclude from the definition of “Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder); (vii) changes, including impacts on relationships with customers, suppliers, employees or Governmental Entities, in each case attributable to the execution, announcement or pendency of this Agreement or the transactions contemplated hereby, including as a result of the identity of Purchaser or plans or announced intentions of Purchaser with respect to the Business, (viii) any effect arising out of any action required to be taken by this Agreement or taken by Sellers or any of their respective Affiliates with the prior written and fully informed consent or at the request of Purchaser or (ix) effects resulting from any acts or omissions of Purchaser after the date of this Agreement (other than actions or omissions specifically contemplated by this Agreement); provided, however, that events, circumstances, developments, changes or effects set forth in clauses (i), (ii) and (iv) above may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Transferred Group taken as a whole, in relation to others in the Industry, and are not excluded by another of clauses (i) through (ix).

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree.

“Permits” shall mean any licenses, permits, franchises, approvals, registrations, authorizations, consents or orders granted or issued by, or filings with, any Governmental Entity.

“Permitted Equity Liens” shall mean: (i) transfer restrictions caused by or created under federal or state securities Laws or the Charter Documents of any member of the Transferred Group; or (ii) Encumbrances caused or created by Purchaser.

“Permitted Liens” shall mean the following Liens: (a) Liens disclosed in the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that (i) are not yet due or payable; or (ii) are being contested by appropriate proceedings or that may thereafter be paid without penalty; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of the Business for sums not yet due; (d) Liens incurred or deposits made in the ordinary course of business of the Business in connection with workers’ compensation, unemployment insurance or other types of social security legislation (other than pursuant to ERISA or Section 430(k) of the Code); (e) Liens incurred in the ordinary course of business of the Business securing obligations or liabilities that are not material in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety bonds, performance and return of money bonds and other obligations of like nature; (f) defects or imperfections of title, easements (including for gas pipelines and power lines), declarations, covenants, rights-of-way, surface leases, ground leases to utilities, restrictions and other charges, instruments or encumbrances that do not materially affect the present use of real estate as used by the Business as of the date hereof or that would be shown in an accurate survey or physical inspection of the Transferred Group’s real property; (g) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions that do not materially affect the use of real estate as used by the Business as of the date hereof; (h) Liens not created by Sellers or any of their Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey or physical inspection would show; provided, however, that (with respect to this clause (h) only) any such item does not materially interfere with the ordinary conduct of the Business as it is conducted on the date hereof; (i) Liens in connection with or in lieu of environmental remediation that do not materially interfere with the operation of any of the Transferred Group’s real property as currently conducted; (j) Liens under the Credit Agreement that will be released concurrent with the Closing; and (l) Liens set forth in Section 1.1(b) of the Seller Disclosure Schedule.

“Person” shall mean any natural person, Entity, trust or other organization, including a Governmental Entity.

“Prairie LLC” shall mean R360 Williston Basin, LLC.

“Release” shall mean any release, spill, effluent, emission, leaking, pumping, pouring, injection, deposit, dumping, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable party.

“Remedial Action” or “Remediation” shall mean all actions to (i) contain, clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment; (ii) respond to the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health, safety or the Environment; or (iii) perform any tests, studies, assessments, investigations, monitoring or care in response to a Release or threatened Release.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” shall mean Sellers and their Affiliates (other than the Transferred Group).

“Subsidiary” shall mean, with respect to any specified Entity, any other Entity, of which (i) such specified Entity directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such specified Entity is a general partner or managing member.

“Tax” shall mean any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, margin, gross receipts, payroll, sales, employment, unemployment, disability, use, real property, personal property (tangible and intangible), ad valorem, excise, value added, estimated, inventory, stamp, alternative or add-on minimum, environmental, customs, wealth, net wealth, or withholding tax, and any other governmental duty, assessment or Liability in the nature of a tax, together with all interest, penalties, additions to tax, fines or other additional amounts imposed on, or with respect to, such amounts, whether disputed or not.

“Tax Proceeding” shall mean any audit, investigation, inquiry, examination, contest, litigation or other regulatory, administrative or judicial proceeding by, with or against any Taxing Authority.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return, statement or other document required or permitted to be filed with any Taxing Authority relating to Taxes and any amendment thereof and attachment thereto.

“Taxing Authority” shall mean any Governmental Entity having or purporting to exercise jurisdiction with respect to the administration, collection, assessment or imposition of any Tax.

“Transferred Group Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Transferred Group.

“Valuation Firm” shall mean Hill Schwartz Spilker Keller LLC.

1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Aggregate Value Amount	Section 2.2(a)(i)
Agreement	Preamble
Allocation Schedule	Section 2.5
As-Adjusted Amount	Section 2.2(a)(i)
Benefit Plan	Section 3.10(a)
Calpet Agreement	Definition of Acquisition Agreement
Clack Agreement	Definition of Acquisition Agreement
Closing	Section 2.1
Closing Date	Section 2.4

Closing Statement	Section 2.3(a)
Current Balance Sheet	Section 3.1(a)(iii)
Dispute Statement	Section 2.3(b)
DOJ	Section 5.3(a)(ii)(B)
Environmental Permits	Section 3.15(a)(ii)
Final Adjustment Amount	Section 2.3(b)
Final Allocation Schedule	Section 2.5
Financial Statements	Section 3.1(a)(vi)
FTC	Section 5.3(a)(ii)(B)
Governmental Approvals	Section 5.3(a)(i)
Indemnified Guarantees	Section 5.7(a)(i)
Leased Real Property	Section 3.12(b)
Monthly Balance Sheet	Section 5.1(c)
Multiemployer Plan	Section 3.10(a)
New Plans	Section 6.1(b)
NewCo	Recitals
Old Plans	Section 6.1(b)(i)
Outside Date	Section 9.1(b)(i)
Owned Real Property	Section 3.12(a)
Parties	Preamble
Party	Preamble
Prairie Agreement	Definition of Acquisition Agreement
Prairie Allocation Amount	Section 2.5
Prairie Note	Definition of Acquisition Agreement
Purchase Price	Section 2.2(a)(i)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article IV
Qualified Plan	Section 3.10(c)
Reorganization	Section 3.1(c)
Reorganization Plan	Section 3.1(c)
Sale	Section 2.1
Securities	Recitals
Seller	Preamble
Seller Disclosure Schedule	Article III
Seller Indemnitees	Section 5.10(a)
Sellers	Preamble
Sellers’ Representative	Section 10.15(a)
Significant Contracts	Section 3.16(a)
Solvent	Section 4.5(b)
Subject Assets	Section 5.3(c)
Substituted Guarantees	Section 5.7(b)
Transfer Taxes	Section 7.4
Transferred Benefit Plans	Section 6.2
Transferred Companies	Recitals
Transferred Company	Recitals
Transferred Group	Recitals
Transferred Group Insurance Policies	Section 3.18
Transferred Group Registered Intellectual Property	Section 3.17(a)
USLL Agreement	Definition of Acquisition Agreement
WARN	Section 3.11(a)(ii)(C)
Waste Connections	Preamble

ARTICLE II

THE SALE AND PURCHASE

2.1 Sale and Purchase of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), each Seller shall transfer, convey, assign and deliver to Purchaser and/or its designees, and Purchaser and/or its designees shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in and to the Securities (the “Sale”).

2.2 Purchase Price; Assumption of Liabilities. In consideration for the Securities, at the Closing, (a) Purchaser shall (or shall cause Waste Connections or one of its wholly owned Subsidiaries to) pay to Sellers (or to an Affiliate designated by Sellers) (i) (x) an aggregate of $1,316,000,000 in cash, plus (y) an amount in cash equal to interest that would accrue on $1,094,571,000, starting on and including June 30, 2012 through and including the Closing Date at a rate of 4% per annum (based on a 365-day year) (the aggregate amount described in this clause (i) being the “Aggregate Value Amount”), plus (ii) the Adjustment Amount (if the Adjustment Amount is positive), less (iii) the absolute value of the Adjustment Amount (if the Adjustment Amount is negative) (the result of such calculation of clauses (i), (ii) and (iii), the “As-Adjusted Amount)”, less (iv) the Credit Agreement Payoff Amount, less (v) the aggregate outstanding principal and accrued but unpaid interest and any other amounts payable under the Prairie Note and any other Debt as of the Closing Date (the result of such calculation of clauses (i) through (v), the “Purchase Price”) and (b) Purchaser shall assume and be responsible for all the Assumed Liabilities.

2.3 Closing Adjustment. (a) Not less than five Business Days prior to the anticipated Closing Date, Sellers shall provide Purchaser with a statement (the “Closing Statement”) of the estimated Adjustment Amount and the calculation thereof in reasonable detail. The Adjustment Amount for purposes of the Closing shall be as set forth on the Closing Statement.

(b) If Purchaser objects to the Closing Statement, Purchaser shall deliver to Sellers a statement reflecting its calculation of the Adjustment Amount (the “Dispute Statement”) within 21 days after the Closing Date. Sellers shall consider such objections in good faith and may make changes to the Closing Statement in response thereto; provided, that if Purchaser continues to object to the Closing Statement, then Sellers and Purchaser shall submit all objections that remain outstanding to the Independent Accounting Firm, along with a copy of the Closing Statement (as used at the Closing) marked to indicate any line items that are not in dispute. The Parties shall instruct the Independent Accounting Firm to make, within 45 days after the submission of the objections to the Independent Accounting Firm, a final determination, binding on the Parties, of the appropriate amount of each of the line items in the Closing Statement which remain in dispute. The Independent Accounting Firm, based solely on the written submissions of Sellers, on the one hand, and Purchaser, on the other hand, and not by independent investigation, and in accordance with the standards and definitions in this Agreement (including the principles and policies set forth on Schedule III), shall select either the Adjustment Amount as calculated by Sellers in the Closing Statement (as used at the Closing) or by Purchaser in the Dispute Statement, which selected amount shall be the final Adjustment Amount binding on the Parties (the “Final Adjustment Amount”). Each of Purchaser and Sellers will be afforded the opportunity to present to the Independent Accounting Firm any information or documents such Party deems relevant to the determination of the Final Adjustment Amount. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Sellers if the Independent Accounting Firm selects the Adjustment Amount calculated by Purchaser, and shall be borne by Purchaser if the Independent Accounting Firm selects the Adjustment Amount calculated by Sellers.

(c) If the Independent Accounting Firm selects the Adjustment Amount calculated by Purchaser, then Sellers shall pay to Purchaser an amount equal to the excess of the Adjustment Amount as determined at Closing over the Final Adjustment Amount, together with interest on such excess at the rate of 4.0% per annum from (and including) the Closing Date to (but excluding) the date of such payment, and the As-Adjusted Amount shall be reduced by the amount of such excess. Any payment made pursuant to this Section 2.3(c) shall be made within five Business Days of the determination by the Independent Accounting Firm, by wire transfer, to an account or accounts designated by Purchaser, in immediately available funds.

2.4 Closing. (a) The Closing shall take place at the offices of Baker Botts L.L.P., 32nd Floor, 910 Louisiana, Houston, Texas at 9:00 a.m., Houston time, on the third Business Day after all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other place, time or date as may be mutually agreed upon in writing by each Seller and Purchaser (the “Closing Date”).

(b) At the Closing:

(i) Sellers shall:

(A) deliver to Purchaser certificates evidencing the Securities to the extent that such Securities are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto, or confirmations of book-entry transfer with respect to the Securities;

(B) deliver to Purchaser the certificate required to be delivered pursuant to Section 8.2(c); and

(C) deliver to Purchaser an executed counterpart to the Assignment and Assumption Agreement in the form attached as Exhibit A; and

(D) deliver to Purchaser from each Seller, a properly completed and executed certification of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b) and in a form reasonably acceptable to Purchaser; provided that Paine & Partners Capital Fund III AIV II B, L.P. shall instead deliver to Purchaser a duly executed and acknowledged affidavit of each Blocker, in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that each “interest” (within the meaning of Section 897(c)(1) of the Code) in such Blocker is not a “United States real property interest” within the meaning of Section 897(c) of the Code;

(E) deliver to Purchaser a payoff letter for the Credit Agreement; and

(ii) Purchaser shall:

(A) pay to Sellers, by wire transfer, to an account or accounts designated by Sellers at least three Business Days prior to the Closing, in immediately available funds, an aggregate amount in cash equal to the Purchase Price;

(B) pay to the administrative agent under the Credit Agreement, by wire transfer, to the account or accounts specified in the payoff letter with respect to the Credit Agreement, in immediately available funds, an aggregate amount equal to the sum of (1) the Credit Agreement Payoff Amount and (2) an amount sufficient to cash collateralize, in accordance with the provisions of the Credit Agreement, each letter of credit issued and outstanding pursuant to the Credit Agreement that was either (x) listed in Section 3.2(c) of the Seller Disclosure Letter or (y) issued in the ordinary course of business consistent with past practice after the date of this Agreement, and (in the case of either (x) or (y)) with respect to which the Purchaser has not either (I) provided a backstop letter of credit satisfactory to the Issuing Bank (as defined in the Credit Agreement) of such letter of credit or (II) in accordance with Section 5.7(b), caused itself to be substituted for each Seller and its Affiliates (other than the members of the Transferred Group) and caused each Seller and its Affiliates (other than the members of the Transferred Group) to be released;

(C) deliver to Sellers an executed counterpart to the Assignment and Assumption Agreement in the form attached as Exhibit A; and

(D) deliver to Sellers the certificate required to be delivered pursuant to Section 8.3(c).

2.5 Purchase Price Allocations. As promptly as practicable following the date hereof, Sellers and Purchaser shall jointly engage the Valuation Firm to determine, and shall use their reasonable best efforts to cause the Valuation Firm to determine prior to the Closing Date, the amount of the anticipated As-Adjusted Amount that would be allocated to the equity interests of Prairie LLC and any assets owned thereby (the “Prairie Allocation Amount”), which Prairie Allocation Amount shall not exceed $430,000,000. Following the determination of the Prairie Allocation Amount by the Valuation Firm, Sellers may amend the Reorganization Plan with respect to the pre-Closing transactions involving Prairie LLC; provided that such amendment shall not cause the Sellers to hold collectively less than all of the equity interests of Prairie LLC and shall not adversely affect the Purchaser and its Subsidiaries (including by decreasing Purchaser’s tax basis in Prairie LLC or any assets owned by Prairie LLC), as of immediately following the Closing. Within 120 days after Closing, Purchaser shall engage the Valuation Firm to prepare an allocation of the As-Adjusted Amount and any assumed liabilities, for tax purposes, among the Securities and the assets of the Transferred Group (the “Allocation Schedule”) and shall deliver such Allocation Schedule to Sellers; provided that the aggregate amount allocated to the equity interests of Prairie LLC and any assets owned thereby shall be the Prairie Allocation Amount. Sellers shall have the opportunity to review and comment upon the Allocation Schedule, and Sellers and Purchaser will attempt in good faith to agree upon the Allocation Schedule within 90 days of the delivery of the Allocation Schedule. If Sellers and Purchaser are unable to agree on the Allocation Schedule within such 90-day period, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Sellers on the one hand, and Purchaser on the other hand. The Allocation Schedule, as agreed by the Parties or determined by the Independent Accounting Firm, as applicable (the “Final Allocation Schedule”), shall be conclusive and binding on all Parties. The Final Allocation Schedule shall be adjusted, as necessary, to reflect any subsequent adjustments to the As-Adjusted Amount. Any such adjustment shall be allocated to the asset or assets (if any) to which such adjustment is attributable; provided that, to the extent there are no such assets, such adjustment shall be allocated pro rata among the Securities, with any amount allocated to the equity interests of NewCo and Prairie LLC being further allocated pro rata among all of the assets of the Transferred Group. Except as provided in this Section 2.5, Sellers and Purchaser agree (and agree to cause their respective Affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns in accordance with the Final Allocation Schedule, if any. None of Sellers, Purchaser or any of their respective Affiliates shall take any position inconsistent with the Final Allocation Schedule, if any, on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding section of the disclosure schedule delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), it being understood that any disclosure set forth in the applicable paragraph or section of the Seller Disclosure Schedule shall be deemed to be disclosed for any other section or paragraph of the Seller Disclosure Schedule or for any portion of this Agreement to which the relevance of such disclosure is reasonably apparent from the context of such disclosure, Sellers jointly and severally (except with respect to the representations and warranties in Sections 3.1(a), 3.2(a), and 3.3, which are made by each Seller only as to itself and on a several and not joint basis) represent and warrant to Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries; Predecessor Status. (a) Each Seller is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each member of the Transferred Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. No breach or violation of any Charter Document of any member of the Transferred Group has occurred and is continuing.

(b) Each Seller and each member of the Transferred Group has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Copies of the Charter Documents, each as in effect on the date hereof, of each member of the Transferred Group that are true, complete and correct in all material respects have been made available to Purchaser.

(c) Section 3.1(c) of the Seller Disclosure Schedule includes a materially accurate summary (the “Reorganization Plan”) of the reorganization transaction involving the formation of NewCo, the issuances of units of limited liability company interests in NewCo and all related transfers, assignments or contributions to, and assumptions by, NewCo (the “Reorganization”). Sellers have, and NewCo will have prior to the Closing, all necessary power, legal capacity and authority to consummate the Reorganization, and such consummation has been duly and validly authorized by all necessary action on the part of each Seller, and will be duly and validly authorized prior to the Closing by all necessary action on the part of NewCo, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required for the execution, delivery and performance of the Reorganization Documents by the parties thereto or the consummation of the Reorganization, other than filings to effect the formation or conversion of Entities. The Reorganization will be completed prior to the Closing.

3.2 Capitalization of the Transferred Group. (a) Each Seller has good and valid title to the Securities held by it and, at the Closing, will transfer such Securities to Purchaser free and clear of all Liens (other than any Permitted Equity Liens).

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each member of the Transferred Group, including the Securities, (i) have been duly authorized and validly issued in accordance with the applicable Laws of that Entity’s organizational jurisdiction and Charter Documents; (ii) are fully paid and nonassessable, (iii) are properly reflected in that Entity’s books and records; (iv) are free and clear of all Liens, other than Permitted Liens; and (v) were not issued in violation of any preemptive rights. Except for the Securities held by the Sellers or any interest held by a member of the Transferred Group, there are no shares of common stock, preferred stock or other equity interests of any member of the Transferred Group reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any member of the Transferred Group, and no securities evidencing such rights are authorized, issued or outstanding. No member of the Transferred Group owns, of record or beneficially, directly or indirectly through any Person, or controls, directly or indirectly through any Person or otherwise, any capital stock of, or any other equity interest in, any Entity other than one or more members of the Transferred Group. No members of the Transferred Group have any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such member of the Transferred Group on any matter.

(c) As of the time immediately prior to the Closing: (i) other than the Debt that is contemplated to be repaid by Purchaser at Closing pursuant to Section 2.4(b)(ii)(B) and the Debt outstanding under the Prairie Note, no member of the Transferred Group will have any outstanding Debt; and (ii) the maximum payment obligations arising out of, resulting from or relating to each of the Contingent and Deferred Consideration Obligations will not exceed the respective amounts set forth in the definition of “Contingent and Deferred Consideration Obligations” in Section 1.1. Section 3.2(c) of the Seller Disclosure Schedule contains a complete and accurate list of all letters of credit issued under the Credit Agreement and outstanding as of the date hereof and accurately specifies the face amount of each such letter of credit.

(d) Section 3.2(d) of the Seller Disclosure Schedule sets forth, (i) the Securities held by each Seller and (ii) with respect to each member of the Transferred Group, by each series within each class, the total number of shares of authorized capital stock or other equity interests and the total number of such shares or interests that have been issued and are now outstanding. At or prior to the Closing, the Sellers shall have caused the original stock book and stock ledger, minute books and seal (if any), or similar books and records, of each member of the Transferred Group, each as and to the extent currently maintained by and reasonably available to the Transferred Group, to be delivered to Purchaser. Except for the Securities held by the Sellers or any interest held by a member of the Transferred Group, there are no agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the Transferred Group.

3.3 Authority Relative to this Agreement. Each Seller has all necessary power, legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. The execution, delivery and performance by each Seller of this Agreement and the consummations of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of each Seller and no other proceedings on the part of such Seller are necessary to authorize the execution and delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each Seller, and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid, legal and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

3.4 Consents and Approvals; No Violations; Preemptive and Other Rights. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Sellers for the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated by this Agreement, except (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with the Permits relating to the Business listed in Section 3.4 of the Seller Disclosure Schedule; or (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Assuming compliance with the items described in clauses (i) through (iii) of the immediately preceding sentence, neither the execution, delivery and performance of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the Charter Documents of any of Sellers or any member of the Transferred Group, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Significant Contract, (C) violate or infringe any Law applicable to the Transferred Group or the Business or any of its properties or assets or (D) result in the revocation, cancellation or suspension of any Permit possessed by any member of the Transferred Group at the date hereof and necessary for the ownership or lease or the operation of the properties and other assets of the Business or the carrying on of the Business as now conducted, including any necessary Permit under each applicable Environmental Law, except in the case of (B), (C) or (D) for breaches, violations, infringements, defaults, Liens or other rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Sellers either (i) does not own or otherwise have any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any of the Securities or (ii) hereby irrevocably waives each right of that type which such Seller does own or does otherwise have. No restrictions on “business combinations” under applicable Law or other takeover provisions under applicable Law or the organizational documents of any Seller or any member of the Transferred Group shall apply to the transactions contemplated by this Agreement. No member of the Transferred Group has any preferred share purchase rights plan or similar rights plan in effect. No vote of the holders of any class or series of capital stock of any Seller or any entity in the Transferred Group is necessary to consummate the transactions contemplated by this Agreement.

3.5 Financial Statements; Liabilities and Obligations; Disclosure. (a) Section 3.5(a) of the Seller Disclosure Schedule sets forth the following financial statements: (i) the audited combined balance sheets of Persons comprising the Transferred Group (or the predecessors of such Persons), as of December 31, 2011, 2010 and 2009, (ii) the audited combined statements of income of Persons comprising the Transferred Group (or the predecessors of such Persons) for each of the years ended December 31, 2011 and 2010, (iii) the audited combined statements of cash flows of Persons comprising the Transferred Group for each of the years ended December 31, 2011, 2010 and 2009, (iv) the unaudited combined balance sheets of the Transferred Group as of June 30, 2012 (the “Current Balance Sheet”), (v) the unaudited combined statements of income of the Transferred Group for the six-month periods ended June 30, 2012 and 2011 and (vi) the unaudited combined statements of cash flows of the Transferred Group for the six-month periods ended June 30, 2012 and 2011 (the items referred to in clauses (i) through (vi), with any notes thereto, being herein collectively referred to as the “Financial Statements”). The Financial Statements: (x) have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein) in all material respects, and present fairly, in all material respects, the combined financial position and the combined results of operations and cash flows of the Transferred Group as of the respective dates thereof or the periods then ended; and (y) meet in all material respects the applicable requirements of Regulation S-X promulgated by the Securities and Exchange Commission.

(b) There are no present Liabilities, whether accrued, absolute, fixed, contingent or otherwise, of any member of the Transferred Group which (i) would have or would reasonably be expected to have a Material Adverse Effect and (ii) (A) had been incurred on or prior to June 30, 2012, but are not reflected on the Current Balance Sheet, or (B) were incurred after June 30, 2012 other than in the ordinary course of business of that member of the Transferred Group.

3.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since June 30, 2012, (a) Sellers have conducted the Business in the ordinary course of business consistent with past practice, (b) no member of the Transferred Group has taken any action that would be prohibited by Section 5.4(b)(vi), 5.4(b)(viii), 5.4(b)(xi), 5.4(b)(xvi) or 5.4(b)(xvii) if such action were taken after the date hereof, and (c) there has not occurred any event, circumstance, condition or state of facts (either individually or in the aggregate) that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Litigation. Section 3.7 of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each civil, criminal or administrative Action pending, or to the Knowledge of Sellers, threatened, against any one or more members of the Transferred Group or with respect to which any of their respective properties or assets are reasonably likely to become subject, in each case involving amounts in excess of $100,000, and no such Action (disregarding the $100,000 threshold described above) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, no member of the Transferred Group (and none of their respective properties or assets) is subject to any outstanding Order, writ, or injunction, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Compliance with Laws. Each member of the Transferred Group is in compliance with all Laws and Orders applicable to the Business, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No member of the Transferred Group has received any notice of the violation of any Laws applicable to the Business, except where such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Permits. Each member of the Transferred Group currently has all Permits which are required to permit, immediately following the Closing, the operation of the Business as presently conducted, other than those the failure of which to possess has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each member of the Transferred Group is not in default or violation (and no event has occurred or circumstances exist that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit held by any member of the Transferred Group, except where such default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no member of the Transferred Group has received any notice from any Governmental Authority which asserts any noncompliance with any of those Permits and, to the Knowledge of Sellers, no condition or state of facts exists which would provide a valid basis for any such assertion. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no member of the Transferred Group has received any notice from any Governmental Entity of its intention to cancel, terminate or not renew any Permit held by any member of the Transferred Group.

3.10 Employee Benefit Plans. (a) For purposes of this Agreement, the term “Benefit Plan” shall mean each employee compensation and/or benefit plan, program, policy, practice, agreement or other arrangement, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employee benefit plan within the meaning of Section 3(3) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, Section 414(f) of the Code or Section 3(37) of ERISA (a “Multiemployer Plan”)), in each case that is sponsored, maintained or contributed to by any of the members of the Transferred Group, or by any of Sellers or any of their respective Affiliates, for the benefit of the Business Employees or Former Business Employees. Section 3.10(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan.

(b) With respect to each Benefit Plan, Sellers have made available to Purchaser (i) correct and complete copies of the plan document, as amended from time to time or the current summary plan description and any modifications thereto; (ii) the most recent Form 5500 and any attached financial statement and any related trustee, custodian or actuarial reports (if applicable); and (iii) the most recent IRS determination or opinion letter (if applicable).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”) is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of Sellers, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Benefit Plan is subject to Title IV of ERISA; (iv) no Benefit Plan provides medical, dental, life insurance or other welfare benefits with respect to any of the Business Employees beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code; (v) no member of the Transferred Group nor any of their respective ERISA Affiliates maintains any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code; (vi) none of the Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a Multiemployer Plan; (vii) no member of the Transferred Group or any other Entity (whether or not incorporated) that, together with any one or more members of the Transferred Group, would be treated as a single employer under Section 4001(b) of ERISA has during the past six years contributed to, been required to contribute to or otherwise had any obligation or Liability in connection with an employee pension benefit plan within the meaning of Section 3(2) of ERISA, including a multiple employer plan or Multiemployer Plan; (viii) there are no pending, threatened or, to the Knowledge of Sellers, anticipated Actions or claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans, any trusts related thereto, any fiduciary, administrator or sponsor thereof (in their capacities as such) or any party-in-interest thereof that would reasonably be expected to result in any Liability of the Transferred Group; and (ix) each Transferred Benefit Plan may be unilaterally amended or terminated by a member of the Transferred Group without Liability to any member of the Transferred Group, except as to benefits accrued thereunder prior to that amendment or termination.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has at all relevant times been operated and maintained in accordance with (as applicable) the requirements of IRS Notice 2005-1, the proposed and/or final regulations under Section 409A of the Code and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code).

(e) None of Sellers, any Benefit Plan or any of the members of the Transferred Group has engaged in any transaction that is prohibited by Section 4975 of the Code or Section 406 of ERISA and not exempted by Section 4975 of the Code or Section 408 of ERISA. No circumstances exist as a result of which any member of the Transferred Group would reasonably be expected to have any material direct or indirect Liability (including being subject to any material statutory Lien to secure payment of any such Liability), to the IRS for any material excise tax or penalty with respect to any Benefit Plan maintained or contributed to by any member of the Transferred Group or any of their respective ERISA Affiliates.

(f) No termination, partial termination or discontinuance of contributions to any Qualified Plan has occurred without a determination by the IRS that such action does not adversely affect the tax-qualified status of that plan.

(g) The Financial Statements as of June 30, 2012 (A) reflect the approximate total pension, medical and other benefit Liability for all Benefit Plans as of that date and (B) do not reflect any material funding changes or irregularities that would cause those Financial Statements to be not representative of prior periods.

(h) No member of the Transferred Group has incurred Liability under Section 4062 of ERISA.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no act, omission or transaction has occurred which would result in the imposition on any member of the Transferred Group with respect to any Benefit Plan of (i) breach of fiduciary duty liability damages under Section 409 of ERISA or otherwise, (ii) a civil penalty assessed under subsection (c), (i) or (l) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code.

(j) Any trust funding a Benefit Plan, which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code, satisfies the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment, except as provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Business Employee, except as provided in this Agreement.

(l) It is agreed and understood that no representation or warranty is made in respect of employee benefits matters in any Section of this Agreement other than this Section 3.10.

3.11 Employees; Labor Matters. (a) The Business Employees include all the individuals required to operate the Business as presently conducted. Except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) as of the date hereof, (A) there are no strikes or lockouts with respect to any Business Employees, (B) since January 1, 2008, no member of the Transferred Group or any ERISA Affiliate of any of the members of the Transferred Group has been a party to any agreement with any union, labor organization or collective bargaining unit or a member of any employers’ collective bargaining association and, to the Knowledge of Sellers, there is no union organizing or similar effort pending or threatened involving the Business Employees, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Sellers, threatened with respect to the Business Employees, and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of Sellers, threatened with respect to the Business Employees, and (ii) with respect to the Business Employees, since January 1, 2011, Sellers and their Subsidiaries have been and are in compliance with all applicable Laws respecting (A) employment and employment practices,

(B) terms and conditions of employment and wages and hours, workplace health and safety at its facilities and work sites and in other work areas, and (C) unfair labor practices or discrimination. No members of the Transferred Group has any Liabilities under the Worker Adjustment and Retraining Notification Act of 1998 or any similar state, local or foreign Law (collectively, “WARN“) as a result of any action taken by Sellers or any of their Affiliates (other than at the written direction of Purchaser or as a result of any of the transactions contemplated hereby) that would have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no unfair labor practice charges or complaints or racial, color, religious, sex, sexual orientation, national origin, age, disability or handicap discrimination charges or complaints pending or, to the Knowledge of Sellers, threatened against any member of the Transferred Group before any Governmental Entity (nor, to the Knowledge of Sellers, does any valid basis therefor exist). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each member of the Transferred Group has complied, and remains in compliance with, all applicable federal and state Laws mandating the provision of programs offering hazard recognition training to its employees or employees of its customers.

(b) It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than this Section 3.11.

3.12 Real Property. (a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the real property owned by the Transferred Group that is material to the operation of the Business (the “Owned Real Property“). The Transferred Group has fee simple valid title to all Owned Real Property, free and clear of all Liens, except Permitted Liens (provided that, for purposes of this sentence, Permitted Liens shall not include any Liens securing any Debt obligations, other than such Liens that will be released on or prior to Closing with evidence thereof having been provided to Purchaser at or prior to Closing). Copies of all title reports and title insurance policies, in each case which copies are true, complete and correct in all material respects, that any of Sellers or any member of the Transferred Group possesses which relate to any of the Owned Real Property have been made available to Purchaser. Sellers have not received written notice of any, and to the Knowledge of Sellers, there is no, default under any restrictive covenants affecting, or any of the royalty obligations of any of the members of the Transferred Group pertaining to, any of the Owned Real Property and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the real property leased by the Transferred Group that is material to the operation of the Business (the “Leased Real Property“) and, for each of those properties, the name of its lessor, its address, and the expiration date of the lease. Sellers have provided Purchaser with copies, which copies are true, correct and complete in all material respects, of all lease agreements under which all the Leased Real Property is leased. The Transferred Group has a valid leasehold or subleasehold (as applicable) interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. All leases and subleases for the Leased Real Property under which the Transferred Group is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms (and the lessee party thereto has not sublet any of the leased space to any Person other than another member of the Transferred Group), subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Sellers have not received any written notice of any, and to the Knowledge of Sellers there is no, default under any such lease or sublease affecting the Leased Real Property (or any other Contract relating to any royalty obligations of any member of the Transferred Group pertaining to any of the Leased Real Property), except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as have not had and would not reasonably be excepted to have, individually or in the aggregate, a Material Adverse Effect, the fixed assets of each member of the Transferred Group are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

3.13 Other Tangible Assets; Sufficiency of Assets. (a) In each case free and clear of all Liens except for Permitted Liens, the members of the Transferred Group, collectively, have (or will have as of the Closing) good and valid title to, or hold under leases that are valid and binding on the lessor party thereto, all tangible personal properties and assets used or held for use in the Business as currently conducted, except as would not be material to the Business, taken as a whole.

(b) Except as would not be material to the Business, taken as a whole, and except for equipment held for use as sources of spare parts, all the property, plant and equipment of the Business are adequate for the purposes for which they presently are being used or held for use. Except as would not be material to the Business, taken as a whole, all the assets of the Transferred Group, including the Owned Real Property, the Leased Real Property, the Transferred Group Intellectual Property, and the tangible personal property described in Section 3.13(a) and 3.13(b), are all the assets necessary for the continued operation of the Business as currently conducted.

3.14 Taxes. (a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all Tax Returns required to be filed by the Transferred Group have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete; (ii) all Taxes with respect to each member of the Transferred Group or any asset of any member of the Transferred Group have been paid or will be timely paid by the due date thereof; (iii) as of the date of this Agreement, there is no pending or threatened in writing Action or other Tax Proceeding by any Taxing Authority with respect to any Taxes of any member of the Transferred Group or any asset of any member of the Transferred Group; (iv) each member of the Transferred Group has complied with all applicable Laws relating to the withholding of Taxes; (v) within the past two years no member of the Transferred Group has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code; (vi) no member of the Transferred Group has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4; (vii) no member of the Transferred Group has Liability for Taxes of any Person (other than a member of the Transferred Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor; (viii) all sales, use, transfer or similar Taxes required to be collected by each member of the Transferred Group have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Taxing Authority or properly set aside in accounts for such purpose in accordance with applicable Law; (ix) no member of the Transferred Group is subject to an election under Section 341(f) of the Code made prior to repeal of that section by the Jobs and Growth Tax Relief Act of 2003 (P.L. 108-27); (x) no member of the Transferred Group, Seller or Affiliate thereof has requested, or is the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Taxing Authority with respect to any Taxes of any member of the Transferred Group or any asset of any member of the Transferred Group, nor is any request related to the foregoing outstanding; (xi) no member of the Transferred Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period, or portion thereof, ending after the Closing Date as a result of any (a) change in method of accounting made by Sellers or any member of the Transferred Group prior to the Closing Date, (b) installment sale or open transaction disposition made on or prior to the Closing Date or (c) prepaid amount received on or prior to the Closing Date; (xii) no member of the Transferred Group has granted any power of attorney with respect to any Taxes or Tax Return that will be in effect after the Closing Date; (xiii) no member of the Transferred Group has net operating losses or other Tax attributes presently subject (without regard to the transactions contemplated by this Agreement) to limitation under Sections 382, 383 or 384 of the Code or the U.S. federal consolidated Tax Return regulations (Treasury Regulation Section 1.1502-1 et seq.); (xiv) none of the assets of any member of the Transferred Group is (a) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (b) directly or indirectly secures any debt the interest of which is exempt from Tax under Section 103(a) of the Code; (xv) since June 30, 2012, none of the following has occurred with respect to any member of the Transferred Group with respect to Taxes: (a) other than as expressly provided in this Agreement, any circumstance, condition, event or state of facts (either singly or in the aggregate) that has caused, will cause or would reasonably be expected to cause a material Tax Liability outside the ordinary course of business or that is inconsistent with past Tax accounting practices or (b) any waiver of any of rights or claims that individually is, or in the aggregate are, material to the Transferred Group; and (xvi) no member of the Transferred Group has agreed to any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(b) For U.S. federal tax purposes, R360 Environmental Solutions, Inc., was the employer of all holders of Incentive Units at the time such Incentive Units were issued to such holders. No member of the Transferred Group and neither Purchaser nor any Affiliate of Purchaser will have any Liability for or with respect to Taxes or obligation to reimburse any Person for or with respect to Taxes as a result of (i) the Reorganization, (ii) any other reorganization transaction occurring on or before the Closing Date and involving any member of the Transferred Group, any predecessor thereof or any Seller or Affiliate thereof or (iii) any Incentive Units.

(c) Since September 1, 2011 and prior to April 1, 2012, no member of the Transferred Group and no member of the Seller Group has (other than in connection with the acquisition of any Entity or business that is now a member of the Transferred Group or included in the Business) engaged any valuation or appraisal firm where such engagement was made for the specific purpose of producing any valuation report or appraisal with respect to the Transferred Group or the Business as a whole that indicated, at the time of filing with any Applicable Taxing Authority of any Tax Return containing any statements, assumptions or conclusions with respect to any such value, that any such value was greater than the amount reflected in or otherwise utilized for purposes of such Tax Return.

(d) It is agreed and understood that no representation or warranty is made by Sellers in this Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 3.2, Section 3.4 (with respect to Liens), Section 3.5, Section 3.10, Section 3.12 (with respect to Liens), Section 3.13 (with respect to Liens), this Section 3.14 and Section 3.17 (with respect to Liens).

3.15 Environmental Matters. (a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each of the members of Transferred Group and each of their respective predecessors (if any) has complied, during all relevant time periods specified in any applicable statutes of limitation, and remains in compliance with, and each of the facilities and operations of the Business, including those on the Owned Real Property and the Leased Real Property have been owned and operated in compliance during all relevant time periods specified in any applicable statutes of limitation, and remain in compliance with, all applicable Environmental Laws;

(ii) each of the members of the Transferred Group has obtained and is in compliance with all Permits required under all applicable Environmental Laws and is in compliance with all Orders (including consent decreases and notices of violation) under applicable Environmental Laws necessary to operate the Business (the “Environmental Permits“); each of the Environmental Permits is valid and in full force and effect; and no Action or proceedings are pending or, to the Knowledge of Sellers, threatened to suspend, modify, cancel, revoke or limit any of the Environmental Permits;

(iii) no member of the Transferred Group is subject to any consent decree or other Order related to the conduct of the Business or the condition of the Owned Real Property or Leased Real Property by any Governmental Entity, respecting applicable Environmental Laws, Remedial Action or any Release or threatened Release of a Hazardous Substance;

(iv) no member of the Transferred Group is subject to any pending, or to the Knowledge of Sellers, threatened, Action or claim alleging that the Business is in violation of any Environmental Law or any Environmental Permit or that the Transferred Group (with respect to the Business) has any Liability or obligation to take any Remedial Action under any applicable Environmental Law;

(v) no member of the Transferred Group (and no agent or contractor of any member of the Transferred Group) has transported or arranged for the transportation of any Hazardous Substances to, or disposed or arranged for the disposition of any Hazardous Substances at, any off-site location that would reasonably be expected to lead to any Action against Purchaser or the any member of the Transferred Group for any clean-up costs, Remedial Action, damage to natural resources, personal injury or property damage; and

(vi) except for customary financial assurance and site closure obligations, none of the properties or other assets of any of the members of the Transferred Group (including the Owned Real Property and the Leased Real Property) are encumbered by any Lien arising or imposed under any Environmental Law.

(b) It is agreed and understood that no representation or warranty is made by Sellers in respect of environmental matters, other than the representations and warranties set forth in Section 3.5 and this Section 3.15

3.16 Significant Contracts. (a) Section 3.16(a) of the Seller Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts (other than purchase orders and invoices) to which any of the Transferred Group is a party or is bound (together with the Acquisition Agreements, the “Significant Contracts“):

(i) Contracts material to the Business containing a minimum purchase requirement for the Transferred Group to purchase during the twelve (12)-month period immediately following, or pursuant to which the Transferred Group has purchased during the twelve (12)-month period immediately preceding, December 31, 2011, in the aggregate, a minimum of $3,000,000 of goods and/or services on an annual basis;

(ii) Contracts material to the Business containing a minimum supply commitment for the Transferred Group to sell during the twelve (12)-month period immediately following, or pursuant to which the Transferred Group has sold during the twelve (12)-month period immediately preceding, December 31, 2011, in the aggregate, a minimum of $3,000,000 of goods and/or services on an annual basis;

(iii) any Contract containing any future capital expenditure obligations of the Transferred Group (or otherwise relating to the Business) in excess of $4,000,000;

(iv) Contracts evidencing Indebtedness in an amount greater than $2,000,000, other than the Credit Agreement;

(v) any joint venture, partnership or other similar agreement involving co-investment between the Transferred Group and a third party;

(vi) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Transferred Group will have an obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation that is reasonably expected to be $1,000,000 or greater in amount;

(vii) any Contract containing covenants that would restrict or limit in any material respect the ability of the Transferred Group after the Closing to engage in the Business or compete with respect to the Business with any Person or in any geographic area;

(viii) any Contract that is in effect as of the date hereof to purchase or sell real property after the date hereof; and

(ix) any Contract with any of Sellers or any of their respective Affiliates (other than members of the Transferred Group) under which payments to or from the Transferred Group are reasonably expected to be $1,000,000 or greater in amount.

(b) Copies of all written Significant Contracts, and written descriptions of all oral Significant Contracts, in each case that are true, correct and complete in all material respects, have been made available to Purchaser. Each Significant Contract (including, for the avoidance of doubt, the Acquisition Agreements) is a legal, valid and binding obligation of the Transferred Group, and, to the Knowledge of Sellers, on each counterparty thereto, and is in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), and no defenses, off-sets or counterclaims have been asserted or, to the Knowledge of Sellers, may be made by any party thereto (other than by any of the members of the Transferred Group), nor has any member of the Transferred Group waived any rights thereunder. No member of the Transferred Group or, to the Knowledge of Sellers, any other party thereto, is in breach of, or in default under, any such Significant Contract (including, for the avoidance of doubt, the Acquisition Agreements), and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by any member of the Transferred Group, or, to the Knowledge of Sellers, any other party thereto, except for such failures to be valid, binding or in full force and effect and such breaches and defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth in Section 3.16(c) of the Seller Disclosure Schedule or as contemplated by this Agreement, as of the date of this Agreement, none of Sellers has knowledge of any plan or intention of any party to any Significant Contract that is material to the Business to exercise any right to cancel or terminate (before the end of its stated term, where applicable) that Significant Contract.

3.17 Intellectual Property. (a) Section 3.17(a) of the Seller Disclosure Schedule: (i) sets forth a list of all applications and registrations of Intellectual Property owned or used by the Transferred Group that is material to the Business as conducted as of the date of this Agreement (the “Transferred Group Registered Intellectual Property“) and (ii) indicates the owner of each item of such Transferred Group Registered Intellectual Property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) members of the Transferred Group own, free and clear of all Liens except for Permitted Liens, or are licensed or otherwise possess valid rights to the uninterrupted use of the Transferred Group Intellectual Property in the Business as currently conducted; (ii) to the Knowledge of the Sellers, the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party; (iii) there are no pending or, to the Knowledge of Sellers, any threatened claims with respect to any of the Transferred Group Intellectual Property or to the effect that the Business infringes the Intellectual Property of any third party; (iv) no consent of any Person will be required for the use of any of the Transferred Group Intellectual Property by Purchaser or any Subsidiary of Purchaser in connection with the conduct of the Business following the Closing; (v) no governmental registration of any of the Transferred Group Intellectual Property has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request and (vi) to the Knowledge of Sellers, no third party is currently infringing or misappropriating the Transferred Group Intellectual Property and the Business does not infringe the Intellectual Property of any third party. The registered Transferred Group Intellectual Property is in force and valid, or to the extent such items are applications, are pending (other than provisional patent applications which have been duly filed and are not expired) without challenge (other than office actions that may be pending before the United States Patent and Trademark Office or its foreign equivalents).

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a breach of any instrument or agreement governing any Transferred Group Intellectual Property; (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Transferred Group Intellectual Property; or (iii) otherwise impair the right of any of the members of the Transferred Group to use or otherwise exploit, assert or enforce any Transferred Group Intellectual Property.

3.18 Insurance. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Transferred Group is insured with reputable insurers against such risks and in such amounts as Sellers and the management of the Transferred Group reasonably has determined to be prudent and consistent with the general practice of institutions of comparable size of operations to the Transferred Group conducting operations substantially similar to the Business. Each member of the Transferred Group is in compliance with, and not in default under, the insurance policies held in respect of the Business or otherwise maintained by or for the Transferred Group (the “Transferred Group Insurance Policies“) in all material respects, and each such policy is outstanding and in full force and effect, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all premiums and other payments due under the Transferred Group Insurance Policies have been paid, and all claims thereunder have been filed in due and timely fashion.

3.19 Brokers. Except for the Persons set forth in Section 3.19 of the Seller Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

3.20 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in this Article III and any certificate or other instrument delivered by Sellers pursuant to this Agreement, Sellers expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Transferred Group’s businesses or assets, and specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Except as set forth in the corresponding section of the disclosure schedule delivered by Purchaser to Sellers concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule“), it being understood that any disclosure set forth in the applicable paragraph or section of the Purchaser Disclosure Schedule shall be deemed to be disclosed for any other section or paragraph of the Purchaser Disclosure Schedule or for any portion of this Agreement to which the relevance of such disclosure is reasonably apparent from the context of such disclosure, Purchaser represents and warrants to Purchaser as follows:

4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification.

4.2 Authority Relative to this Agreement. Purchaser has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummations of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

4.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement, except compliance with the applicable requirements of the HSR Act. Assuming compliance with the items described in the immediately preceding sentence, and except as would not impair in any material respect the ability of Sellers or Purchaser, as the case may be, to perform their respective obligations under this Agreement or prevent or materially delay the consummation of the Sale, neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the Charter Documents of Purchaser or any of its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (C) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets.

4.4 Availability of Funds. Purchaser will have available on the Closing Date funds sufficient to pay the Aggregate Value Amount and expenses and will be able to pay or otherwise perform the obligations of Purchaser under this Agreement. In no event shall the receipt or availability of any funds or financing by Purchaser or any Affiliate or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.

4.5 Solvency. Assuming (a) the satisfaction of the conditions to Purchaser’s obligation to effect the transactions contemplated by this Agreement or waiver of such conditions and (b) the accuracy of the representations and warranties of Sellers contained herein and compliance in all material respects by Sellers with the covenants contained herein, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Purchaser will be Solvent. For purposes of this Section 4.5, “Solvent“ shall mean, with respect to any Person, that:

(i) the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii) such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(iii) such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

4.6 Litigation. As of the date of this Agreement, (i) there is no civil, criminal or administrative Action pending, or to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries that would reasonably be expected to prevent, hinder or delay any of the transactions contemplated hereby and (ii) neither Purchaser nor any Subsidiary thereof is subject to any outstanding Order, writ, or injunction that would reasonably be expected to prevent, hinder or delay any of the transactions contemplated hereby.

4.7 Broker’s Fees. Except for the Persons set forth in Section 4.7 of the Purchaser Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.8 Acquisition of Securities for Investment. Purchaser has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Securities and is capable of such evaluation. Purchaser confirms that Sellers have made available to Purchaser and Purchaser’s agents the opportunity to ask questions of the officers and management employees of Sellers and of the Transferred Group as well as access to the documents, information and records of Sellers and the Transferred Group and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Transferred Group and its properties, assets, business, financial condition, prospects, documents, information and records. Purchaser is acquiring the Securities for the purpose of investment and not with a view toward or for resale in connection with any distribution thereof, or with any present intention of distributing or selling the Securities. Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state securities Laws and agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable. Purchaser represents that it is an “accredited investor” as that term is defined in rule 501 of Regulation D of the Securities Act.

4.9 Inspections; Limitation of Sellers’ Warranties. Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon and on the representations and warranties contained in Article III, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Transferred Group. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties contained in Article III. Except for the representations and warranties contained in Article III, Purchaser acknowledges that neither Sellers nor any other Person or entity on behalf of Sellers has made, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to Sellers, the Transferred Group or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or any of its officers, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf by or on behalf of Sellers’ officers, directors, employees, agents, representatives, lenders or Affiliates.

4.10 No Regulatory Impediment. To the Knowledge of Purchaser, there is no material fact relating to Purchaser or any of its Subsidiaries’ respective businesses, operations, financial condition or legal status that would reasonably be expected to materially impair the ability of the Parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Access and Reports. Except with respect to matters relating to Taxes (which shall be governed by Article VII), the Parties agree as follows.

(a) After the date of this Agreement until the Closing Date (or the termination of this Agreement in accordance with its terms), Sellers shall afford to representatives of Purchaser and its lenders or other financing sources reasonable access to the employees, properties, facilities, contracts and books and records of Sellers and the Transferred Group during normal business hours in a manner that does not contravene any applicable Law, upon reasonable notice; provided, however, that (i) none of Sellers or any member of the Transferred Group shall be required to violate any obligation of confidentiality to which a Seller, the Transferred Group or any of their respective Affiliates may be subject as of the date hereof in discharging their obligations pursuant to this Section 5.1(a) (it being understood that the Parties shall use commercially reasonable efforts to implement substitute arrangements in such circumstances); (ii) Sellers shall make available, or cause the Transferred Group to make available, Business Employee personnel files only after the Closing Date; and (iii) prior to the Closing Date, Purchaser shall not conduct any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Owned Real Property or the Leased Real Property.

(b) Purchaser agrees that any permitted investigation undertaken by Purchaser pursuant to the access granted under Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business by Sellers or the Transferred Group. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Transferred Group shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Persons or contravene any applicable Law (it being understood that the Parties shall use commercially reasonable efforts (which efforts shall not require waiver of attorney-client privilege) to implement substitute arrangements in such circumstances).

(c) From the date of this Agreement until the Closing Date (or the termination of this Agreement in accordance with its terms), Sellers will furnish to Purchaser promptly after becoming available, monthly financial statements including an unaudited balance sheet (the “Monthly Balance Sheet“), income statement and statement of cash flows for each month through the month immediately preceding the month in which the Closing Date occurs, each as it may prepare for the internal use by the management of the Business consistent with the past accounting practices and policies of the Business, with respect to the Business.

(d) At and after the Closing, Purchaser shall, and shall cause its Subsidiaries (including the Transferred Group) to, afford to Sellers and their respective representatives, during normal business hours, in a manner that does not contravene any applicable Law, upon reasonable notice, access to the books, records, properties and employees of the Transferred Group to the extent that such access may be reasonably requested by Sellers, including in connection with financial statements, proceedings before the Independent Accounting Firm, taxes and regulatory obligations. At and after the Closing, Sellers shall, and shall cause their respective Subsidiaries to, afford to Purchaser and its representatives, during normal business hours, in a manner that does not contravene any applicable Law, upon reasonable notice, access to the books, records, properties and employees of the Sellers to the extent that such access may be reasonably requested by Purchaser, including in connection with financial statements, proceedings before the Independent Accounting Firm, taxes and regulatory obligations. Notwithstanding anything to the contrary in this Agreement, neither Purchaser, Seller nor any member of the Transferred Group or Seller Group shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Person or contravene any applicable Law. Nothing in this Agreement shall limit Sellers’ or Purchaser’s rights of discovery under applicable Law.

5.2 Confidentiality. (a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall be applicable to Purchaser to the same extent as they are applicable to Waste Connections; provided, however, that (i) the Confidentiality Agreement shall not expire as a result of the parties thereto entering into this Agreement and shall instead continue in full force and effect until the earlier of the Closing or the date specified in clause (iii) of this sentence, (ii) upon Closing, Purchaser’s and Waste Connections’ confidentiality obligations shall terminate in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to the Business (except to the extent relating to the Seller Group) and shall otherwise continue in full force and effect until the second anniversary of the Closing Date, and (iii) if, for any reason, this Agreement is terminated in accordance with its terms prior to the Closing, the Confidentiality Agreement shall continue in full force and effect until the second anniversary of such termination.

(b) For a period of two years immediately following the Closing Date, except as may be required by applicable Law or as otherwise expressly contemplated herein or as necessary to enforce any of its rights hereunder or defend any Action hereunder, the Sellers shall (i) treat and hold, and shall cause its Affiliates (for all purposes under this Section 5.2(b), including investment funds that are Affiliates of such Seller and controlled Affiliates of such funds, but excluding any Entities that are portfolio companies of such investment funds as of the date hereof) to treat and hold, and not disclose (or permit to disclose) to any Person (including any portfolio companies of investment funds that are Affiliates of such Seller) any Business Confidential Information of any of the members of the Transferred Group relating to the Business and (ii) refrain, and shall cause its Affiliates to refrain, from using any of such Business Confidential Information except in connection with this Agreement; provided, however, that Sellers may disclose or use such Business Confidential Information to comply with any applicable Law or Order, provided that, to the extent permitted by applicable Law or Order, prior to making any such disclosure, the disclosing Person shall (A) provide written notification to Purchaser of any Action, of which it is aware, which may result in disclosure, the nature of such information to be disclosed, and a description of the Law or Order requiring such disclosure and (B) use reasonable best efforts to prevent or limit such disclosure to that portion of the Business Confidential Information that is legally required to be disclosed.

5.3 Efforts. (a) Subject to the terms and conditions herein provided (including paragraph (c) below), each of Purchaser and Sellers shall use their reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals“) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each Party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement, and (B) not extend any waiting period under the HSR Act or any other Antitrust Law, nor enter into any agreement with the United States Federal Trade Commission (the “FTC“) or the United States Department of Justice (the “DOJ“) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Each Party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Antitrust Law and, subject to the terms and conditions herein provided (including paragraph (c) below), use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as possible.

(b) Each of Purchaser and Sellers shall, in connection with the actions referenced in Section 5.3(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, unless any such Governmental Entity restricts the provision of such information to the other Party; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of Sellers or Purchaser. Purchaser and Sellers, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.3(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Sellers, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.3(a) and 5.3(b), Purchaser shall use its reasonable best efforts to: (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Outside Date). Without limiting the immediately preceding sentence, the obligations set forth in the immediately preceding sentence to use reasonable best efforts shall require Purchaser to (x) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any of the businesses, product lines or assets of Waste Connections or its Subsidiaries or the Transferred Group (collectively, the “Subject Assets“), (y) otherwise take or commit to take actions that after the Closing would limit Purchaser’s and/or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the Subject Assets, and (z) agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate or retain, any of the Subject Assets; provided, however, that any action contemplated by clauses (x), (y) and (z) may be conditioned upon the consummation of the transactions contemplated by this Agreement. It shall not be deemed a failure to satisfy the conditions specified in Section 8.1(a) if, as a result of any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violating any Antitrust Law, a court enters or the applicable Governmental Authority makes an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the Subject Assets be divested or held separate by Purchaser, or that would otherwise limit Purchaser’s freedom of action with respect to, or its ability to operate and retain, the Subject Assets.

(d) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, each of Purchaser and Sellers shall not, and shall cause its Subsidiaries and controlled Affiliates to not, take or agree to take any action that would reasonably be expected to prevent or materially delay the Parties from obtaining any Governmental Approval in connection with the transactions contemplated by this Agreement, or to prevent or materially delay or impede the consummation of the transactions contemplated herein.

(e) Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. Whether or not the Sale is consummated, Purchaser shall be responsible for all filing fees and payments to any Governmental Entity in order to obtain any consents, approvals or waivers pursuant to this Section 5.3.

(f) Sellers shall give prompt notice to Purchaser of any Action commenced or, to the Knowledge of Sellers, threatened against, relating to or otherwise affecting Sellers or any member of the Transferred Group arising out of the transactions contemplated by this Agreement. Purchaser shall give prompt notice to Sellers of any Action commenced or, to the Knowledge of Purchaser, threatened against, relating to or otherwise affecting Purchaser arising out of the transactions contemplated by this Agreement.

5.4 Conduct of Business. (a) During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 5.4 of the Seller Disclosure Schedule, (ii) as expressly contemplated by this Agreement or (iii) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sellers agree that they will, and will cause the Transferred Group and its Affiliates (in respect of the Business) to, (x) conduct the Business in all material respects in the ordinary course consistent with past practice, (y) comply in all material respects with all applicable Laws, Orders and Permits, and (z) use their commercially reasonable efforts to preserve intact the Business in all material respects and to cause the Transferred Group to retain the Business Employees and maintain the relationships of the Business with customers, suppliers, subcontractors, licensors, licensees and others having business relations with it.

(b) During the period from the date of this Agreement to the Closing Date, except (A) as set forth in Section 5.4(b) of the Seller Disclosure Schedule, (B) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (C) as expressly contemplated by this Agreement, (D) except with respect to clause (iii) below, for actions between a member of the Transferred Group on the one hand and another member of the Transferred Group on the other hand and (E) as required by applicable Law, Sellers covenant and agree that they shall not, and shall cause the members of the Transferred Group and their respective Affiliates not to, take any of the following actions (with respect to Sellers and their Affiliates other than the Transferred Group, solely with respect to the Securities and the Business):

(i) (1) amend their respective Charter Documents, (2) split, combine or reclassify their outstanding capital stock or other equity interests, or (3) except as may be required by the Credit Agreement, declare, set aside or pay any dividend or distribution in kind or of noncash property to any Person other than a member of the Transferred Group except as set forth in the Reorganization Plan (as it may be amended in accordance with Section 2.5);

(ii) sell or otherwise transfer any of the Securities or issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of capital stock of any class or other equity interests of any of the members of the Transferred Group or any debt or equity securities which are convertible into or exchangeable for such capital stock or other equity interests;

(iii) effect any steps in connection with the Reorganization, including any mergers, consolidations, contributions, distributions, issuances, liquidations, dissolutions, combinations, sales, transfers, conveyances, assumptions, assignments, novations or similar actions in connection therewith, except as set forth in the Reorganization Plan (as it may be amended in accordance with Section 2.5);

(iv) engage in any practice (including (A) waiving rights or claims of the Business in exchange for cash or other current assets, or (B) practices that would have the effect of accelerating recognition of accounts receivable or other current assets to earlier periods or postponing recognition of accounts payable or other current liabilities to later periods, in each case outside the ordinary course consistent with past practice) the primary purpose of which is to artificially inflate the Adjustment Amount;

(v) incur any Indebtedness; provided that members of the Transferred Group may incur Indebtedness to the extent that such Indebtedness will be repaid at or prior to the Closing;

(vi) except as may be required by the Credit Agreement, make any acquisition of any assets or businesses, other than purchases in the ordinary course of business and consistent with past practice, for aggregate consideration in excess of $10,000,000;

(vii) fail to make capital expenditures in the ordinary course of business;

(viii) sell, assign, lease, transfer or dispose of any properties or assets of the Business, other than RoadBase and salvaged crude oil inventory;

(ix) voluntarily terminate or materially amend any Significant Contract or Permit;

(x) enter into any Contract that would have been a Significant Contract if it had been in effect as of the date of this Agreement, other than customer or supplier contracts, service contracts, product purchase agreements or renewals or extensions of existing agreements, in each case in the ordinary course of business and consistent with past practice;

(xi) increase or agree to increase the compensation or severance payable or to become payable to any Business Employee or make any discretionary bonus or management fee payment to any Business Employee, except bonuses or salary increases to Employees at the times and in the amounts consistent with past practice;

(xii) (A) adopt, establish, amend or terminate any Benefit Plan or (B) take any discretionary action, or omit to take any contractually required action, if that action or omission would either (1) deplete the assets of any Benefit Plan or (2) increase the Liabilities or obligations under any Benefit Plan;

(xiii) enter into, amend or extend any collective bargaining or other labor agreements;

(xiv) create, assume or intentionally permit to be created or imposed any Lien (other than Permitted Liens) upon any of the properties or other assets of the Business, whether now owned or hereafter acquired;

(xv) destroy or remove any material records relating to the Business;

(xvi) enter into any settlement or release with respect to any material Action;

(xvii) make any material change in any present accounting or Tax methods, elections, principles or practices, except as required by changes in GAAP or applicable Law;

(xviii) amend any material Tax Return or settle or compromise any material Tax Liability or enter into any material agreement or preliminary settlement with any Governmental Entity concerning material Taxes; or make or change any material Tax election; or file with, or provide to, any Governmental Entity any waiver extending the statutory period for assessment or reassessment of material Taxes or any other waiver of restrictions on assessment or collection of any material Taxes; or change an annual accounting period for Tax purposes; or affirmatively surrender any right to claim a refund of material Taxes;

(xix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization related to any member of the Transferred Group; or

(xx) agree or commit to take any action that, if taken, would constitute a breach of this Section 5.4(b).

(c) At or prior to the Closing, Sellers shall, subject to Section 5.5, assign, transfer and convey to Purchaser or one or more members of the Transferred Group all of their (and any of their Subsidiaries’) right, title and interest in the agreements and Intellectual Property set forth on Section 5.4(c) of the Seller Disclosure Schedule, and Purchaser or such member(s) of the Transferred Group shall assume the obligations thereunder in accordance with the terms thereof. If Sellers are unable to obtain one or more required consents prior to the Closing from the applicable third party or Governmental Entity to transfer one or more of the agreements and Intellectual Property set forth in Section 5.4(c) of the Seller Disclosure Schedule, then Sellers shall pass through to Purchaser or the Transferred Companies (and any of their Subsidiaries), and the Transferred Companies shall accept and assume, the benefits and burdens of such agreements and Intellectual Property and shall continue to reasonably cooperate with Purchaser and the Transferred Group to obtain such consents after the Closing.

(d) At or prior to the Closing, Sellers shall, subject to Section 5.5, assign, transfer and convey to Purchaser or one or more members of the Transferred Group all of their right, title and interest in (i) the Permits set forth in Section 5.4(d) of the Seller Disclosure Schedule and (ii) performance bonds and leases associated therewith, and Purchaser or such member(s) of the Transferred Group shall assume the obligations thereunder in accordance with the terms thereof. For the avoidance of doubt, the treatment of any leases and Indemnified Guarantees related to the Permits set forth in Section 5.4(d) of the Seller Disclosure Schedule shall be governed by Section 5.7. If Sellers are unable to obtain one or more required consents prior to the Closing from the applicable Governmental Entity to transfer one or more of the permits set forth in Section 5.4(d) of the Seller Disclosure Schedule, then Sellers shall pass through to Purchaser or the Transferred Companies (and any of their Subsidiaries’), and the Transferred Companies shall accept and assume, the benefits and burdens of such Permits and shall continue to reasonably cooperate with Purchaser and the Transferred Group to obtain such consents after the Closing.

(e) Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit or otherwise restrict in any way the operation of the business of Sellers and their Affiliates except solely with respect to the conduct of the Business.

5.5 Consents. From the date of this Agreement until the Closing Date (or the termination of this Agreement in accordance with its terms), Sellers shall, and shall cause the Transferred Group to, reasonably cooperate with Purchaser to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement; provided that Sellers shall not be responsible for payment of any consent fee (or other payment to a counterparty) in connection with seeking such consents. For the avoidance of doubt, in no event shall Sellers have any Liability for the failure to obtain any consent or to assign, convey or transfer any Permit, agreement, Intellectual Property or other asset (including the Permits, agreements, Intellectual Property and assets listed on Sections 5.4(c) and 5.4(d) of the Seller Disclosure Schedule), nor shall such failure be deemed to be a default or breach of any covenant, representation or warranty of Sellers (it being understood that any action or omission by Sellers other than any such failure shall not be prevented by this sentence from being deemed a breach of Sections 3.4, 3.13, 3.16, or 5.4, this Section 5.5 and Section 5.15) or failure to satisfy any condition to any of Purchaser’s obligations hereunder.

5.6 Public Announcements. Prior to the Closing, no Party or any Affiliate or representative of any Party shall issue or cause the publication of the initial press release or public announcement in respect of this Agreement or make any other public communication (which, for the avoidance of doubt, shall not include any communication to limited partners or other investors in any investment fund directly or indirectly invested in the Transferred Group) regarding the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules, in which case the Party required to publish such press release or public announcement or make such other communication shall use commercially reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or such other communication in advance of the time it is made.

5.7 Guarantees; Commitments. (a) From and after the Closing, Purchaser and the Transferred Group, jointly and severally, shall indemnify and hold harmless each Seller and each of their respective Affiliates, directors, officers, employees, representatives, attorneys, accountants, advisors, agents and equity holders against any post-Closing Losses that Sellers and their respective Affiliates, directors, officers, employees, representatives, attorneys, accountants, advisors, agents and equity holders suffer, incur or are liable for by reason of or arising out of or in consequence of: (i) any of Sellers and their respective Affiliates, directors, officers, employees, representatives, attorneys, accountants, advisors, agents and equity holders issuing, making payment under, being required to pay or reimburse the issuer of, or being party to, any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement, consumer financing arrangements, or other similar commitment, understanding, agreement or obligation relating to the Business listed in Section 5.7(a) of the Seller Disclosure Schedule and the Substituted Guarantees (collectively, the “Indemnified Guarantees“); (ii) any claim or demand for payment made on Sellers or any of their respective Affiliates with respect to any of the Indemnified Guarantees; or (iii) any Action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

(b) Prior to the Closing, Purchaser shall use its reasonable best efforts to cause itself to be substituted in all respects for each Seller and its Affiliates (other than the members of the Transferred Group), and for each Seller and its Affiliates (other than the members of the Transferred Group) to be released, in each case effective as of the Closing or (if such substitution and release cannot be effected as of the Closing) as soon as possible after the Closing, in respect of all obligations of each Seller and any of its Affiliates (other than the members of the Transferred Group) under each of the guarantees, indemnities, surety bonds, letters of credit, bank guarantee, keepwell agreements, consumer financing arrangements and other similar commitments, understandings, agreements and other obligations of such Persons related to the Business listed on Section 5.7(b) of the Seller Disclosure Schedule (collectively, the “Substituted Guarantees“). In furtherance and not in limitation of the preceding sentence, at Sellers’ request, Purchaser will, and will cause the Transferred Group to, assign or cause to be assigned, any lease underlying a Substituted Guarantee to an Affiliate of Purchaser meeting the applicable net worth and other requirements in such lease to give effect to the provisions of the preceding sentence. For any Substituted Guarantees for which Purchaser or the Transferred Group, as applicable, is not substituted in all respects for each Seller and its Affiliates (or for which each Seller and its Affiliates are not released) effective as of the Closing, Purchaser shall continue to use reasonable best efforts and shall cause the Transferred Group to use reasonable best efforts to effect such substitution and release after the Closing. For each letter of credit issued pursuant to the Credit Agreement for which Purchaser is not substituted in all respects for each Seller and its Affiliates (or for which each Seller and its Affiliates are not released) effective as of the Closing, Purchaser shall either (x) cash collateralize such letter of credit in accordance with the provisions of the Credit Agreement or (y) provide a backstop letter of credit satisfactory to the Issuing Bank (as defined in the Credit Agreement) of such letter of credit.

5.8 Insurance. From and after the Closing Date, the Transferred Group shall cease to be insured under the insurance policies or self-insured programs of the Sellers and the Seller Group, and neither Purchaser nor its Subsidiaries shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Group or any Liability arising from the operation of the Business on or after the Closing; provided, however, that Seller shall, upon Purchaser’s request, make claims under insurance policies of the Sellers with respect to claims accruing before the Closing Date to the extent insurance coverage in respect of such claims is available (it being understood that Sellers shall have no obligation to continue, extend or renew any such policies or programs), and the Sellers shall take such actions as may be reasonably requested by Purchaser in connection with the tendering of such claims to the applicable insurers under such policies and shall provide Purchaser with the net proceeds they realize with respect to such claims; provided, further, that (a) Purchaser shall be liable for all uninsured or self-insured amounts in respect of such claims and (b) Purchaser agrees to reimburse, upon the request of Sellers, the Sellers for all reasonable out-of-pocket costs incurred by any member of the Seller Group associated with Purchaser-initiated claims, including costs of filing a claim, arbitration costs, any deductibles and premium increases under such insurance policies to the extent resulting from such claims. Each Seller may, to be effective as of the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.8. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Group and the Business. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of any member of the Transferred Group or the Business under or in respect of any past or current insurance policy under which any member of the Transferred Group or Affiliate thereof or the Business is an additional insured except in accordance with this Section 5.8.

5.9 Litigation Support. After the Closing, in the event and for so long as any Seller or its Affiliates is actively prosecuting, contesting or defending any Action by a third party (other than Purchaser, any member of the Transferred Group or any of their respective Affiliates) in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the ownership of the Transferred Group prior to the Closing, Purchaser shall cause the members of the Transferred Group to use commercially reasonable efforts to provide (i) (at the cost and expense of the such Seller or Affiliate) reasonable cooperation to such Seller or Affiliate and its counsel in such prosecution, contest or defenses, including making available its personnel, and (ii) provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, however, that nothing in this Agreement shall require Purchaser to cause any member of the Transferred Group to provide any assistance, support, access or testimony to or for the benefit of any Seller or any of its Affiliates where, upon the advice of counsel, such assistance or support would jeopardize the attorney-client privilege of such Persons or contravene any applicable Law.

5.10 Directors and Officers. (a) If the Closing occurs, until no earlier than the sixth anniversary of the Closing Date, Purchaser shall and shall cause the Transferred Group to take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of the Transferred Group (or their respective predecessors) (collectively, the “Seller Indemnitees“), as provided in (i) the organizational documents of the Transferred Group in effect on the date of this Agreement or (ii) any agreement providing for indemnification by the Transferred Group of any of the Seller Indemnitees in effect on the date of this Agreement and set forth in Section 5.10 of the Seller Disclosure Schedule are not amended or modified in a manner adverse to the Seller Indemnitees with retroactive effect with respect to periods prior to the Closing Date.

(b) In the event that the Transferred Group, Purchaser or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a majority of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Transferred Group or Purchaser, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

(c) The obligations of Purchaser under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10).

(d) From the date of this Agreement until the Closing Date (or the termination of this Agreement in accordance with its terms), Sellers shall reasonably cooperate with Purchaser in its efforts to obtain, from each officer and director of each of the Transferred Companies, a notice of resignation from their respective positions as officers or directors, as applicable.

5.11 Real Estate Matters . From the date of this Agreement until the Closing Date (or the termination of this Agreement in accordance with its terms), Sellers shall reasonably cooperate with Purchaser’s efforts to obtain, at Purchaser’s sole cost and expense, (a) current title commitments from a nationally recognized title insurance company to issue one or more owners’ title policies with respect to the Owned Real Property and Leased Real Property, so long as neither Sellers nor representatives thereof shall be required to provide any indemnities, or any owner’s affidavits or other documents which (i) expand or increase any of the covenants, representations or warranties of Seller herein, (ii) are given by an individual in an individual capacity, or (iii) are given other than to the best of Sellers’ knowledge; (b) updates to surveys of the Owned Real Property and Leased Real Property to the extent necessary to permit issuance of the relevant title policy, and (c) landlord estoppel letters in customary form, reasonably approved in advance by Sellers, with respect to the Leased Real Property (provided that Purchaser shall not contact any landlord with respect to the Leased Real Property without the consent of Sellers), in each case, as Purchaser may reasonably request. For the avoidance of doubt, the failure to obtain any of the materials referred to in the preceding sentence shall in no event be a condition to the Closing.

5.12 Post-Closing Restrictions on Sellers. (a) Each Seller agrees, severally and not jointly with any other Seller, that it will not and will cause its Affiliates (for all purposes under this Section 5.12, including investment funds that are Affiliates of such Seller and controlled Affiliates of such funds, but excluding any Entities that are portfolio companies of such investment funds as of the date hereof) not to, during the period beginning on the date hereof and ending on the second anniversary of the Closing Date, directly or indirectly, for any reason, without the prior written consent of Purchaser:

(i) hire any person who is at or prior to Closing employed by any member of the Transferred Group, including any of the Business Employees, or call on or otherwise solicit any such person with the purpose or intent of attracting that person from such employment; provided that each Seller and its Affiliates may make general solicitations not specifically targeted at persons employed by Purchaser or its Subsidiaries, or hire any person responding to such solicitation;

(ii) engage in the business of solid and non-injectable liquid waste disposal of exempt and non-exempt oilfield wastes derived from the exploration and production of hydrocarbons, as conducted by the Transferred Group, viewed as a single enterprise, as of the Closing Date, in the United States; provided that this Section 5.12(a)(ii) will not prohibit (A) the acquisition or ownership of any securities constituting less than 10% of the equity of any Entity or (B) the acquisition and resulting ownership of any Entity for which the revenues derived from such business constitute less than 10% of the consolidated revenues of such Entity and its Subsidiaries; or

(iii) call on or otherwise solicit any Business Acquisition Candidate or any owner of any Business Acquisition Candidate, for the purpose of acquiring such Business Acquisition Candidate or arranging the acquisition of such Business Acquisition Candidate by any Person other than Purchaser or one of its Subsidiaries.

(b) The Parties each acknowledge and agree that: (i) the provisions of this Section 5.12 impose reasonable restraints on Sellers in light of the activities and business of the members of the Transferred Group on the date hereof and the current business plans of Purchaser; (ii) the covenants in this Section 5.12 are intended by each Party to, and will, be construed as an agreement independent of any other provision in this Agreement and will not be affected by any breach of any other provision hereof by any Party, and the existence of any claim or cause of action of any Seller against Purchaser, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Purchaser of any of the covenants in this Section 5.12; (iii) this Section 5.12 is a material and substantial part of the transactions contemplated by this Agreement; and (iv) the provisions of Section 10.12 shall be applicable to the enforcement of Purchaser’s rights under this Section 5.12.

(c) It is the intention of each of the Parties that if any of the restrictions or covenants contained in Section 5.12(a)(ii) is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform such Section 5.12(a)(ii) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in Section 5.12(a)(ii)) as shall be valid and enforceable under such Law. Each Seller acknowledges that any breach of the terms, conditions or covenants set forth in Section 5.12(a)(ii) shall be competitively unfair and may cause irreparable damage to Purchaser and the Transferred Group.

5.13 Cease of Use of R360 Name. Within twenty Business Days following the Closing (during which period the Sellers shall not sell (or otherwise provide) goods or services using the terms described below), R360 Operating Partners, L.P. and any other Seller that has the term “R360” or any similar term in its name shall change its name to delete any reference to “R360” or any similar term and shall take such actions as are necessary to consummate such name change, including the making of any filings with any appropriate Governmental Entity as shall be necessary to amend its Charter Documents or amend any of its qualifications in all applicable jurisdictions to reflect its change of name.

5.14 Release of Claims. Except for claims or payments arising under this Agreement, as of the Closing, each of the Sellers hereby agrees to forever waive, release and discharge any and all rights such Seller may have, whether known or unknown, to make a claim against or otherwise demand or receive payment from (a) the current and former officers, directors, employees and agents of any of the members of the Transferred Group, to the extent relating to or arising out of any act or omission of any such Person prior to the Closing in such Person’s role as an officer, director, employee or agent of any member of the Transferred Group, and (b) any member of the Transferred Group, to the extent relating to or arising out of any dealings, relationships or transactions prior to the Closing by and between such Seller and any member of the Transferred Group other than this Agreement and the transactions contemplated hereby.

5.15 Further Assurances. At any time and from time to time after the Closing, each of the Sellers shall, at the request of Purchaser and without further consideration and to the extent permitted by applicable Law, execute and deliver such further instruments or documents and take all such further action as Purchaser may reasonably request in order to evidence or otherwise implement the consummation of the Sale; provided, however, that nothing in this Section 5.15 shall require Sellers to pay any consent fee (or make any other payment to a counterparty).

ARTICLE VI

EMPLOYEE MATTERS

6.1 Treatment of Business Employees. (a) At or prior to the Closing, Sellers shall (or shall cause their applicable Affiliates to) use their reasonable best efforts to transfer the employment of each Business Employee who is not employed by a member of the Transferred Group to a member of the Transferred Group (it being understood that any resignation, death or disability of a Business Employee shall not be deemed to be a breach of this sentence). For a period of one year following the Closing, Purchaser shall provide, or shall cause to be provided, to each Business Employee who remains employed in the Business (i) base compensation and target bonus opportunities that, in each case, are no less favorable than were provided to the Business Employee immediately before Closing and (ii) all other benefits that are no less favorable in the aggregate than were provided to the Business Employee immediately before the Closing. Notwithstanding any other provision of this Agreement to the contrary: (i) Purchaser shall or shall cause the Transferred Group to provide to each Business Employee whose employment terminates during the one-year period following the Closing severance benefits at least equal to the severance benefits for which other similarly situated employees of Purchaser are eligible from time to time, and (ii) during such one-year period following the Closing, severance benefits offered to each Business Employee shall be determined without taking into account any reduction after the Closing in compensation paid to such Business Employee.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser and its Subsidiaries providing benefits to any Business Employees after the Closing (the “New Plans“), each Business Employee shall be credited with his or her years of service with Sellers and their Subsidiaries and their respective predecessors before the Closing, to the same extent as such Business Employee was entitled, before the Closing, to credit for such service under any similar Benefit Plan in which such Business Employee participated or was eligible to participate immediately prior to the Closing (except that no such credit shall be provided for benefit accrual purposes under any defined benefit plan); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Business Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Benefit Plan in which such Business Employee participated immediately before the Closing (such plans, collectively, the “Old Plans“) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Business Employee, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Sellers or their Subsidiaries in which such employee participated immediately prior to the Closing, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

6.2 Transfer of Benefit Plans. On and after the Closing, Purchaser shall cause one or more member(s) of the Transferred Group to assume and be responsible for all Liabilities under the Benefit Plans described in Section 6.2 of the Seller Disclosure Schedule (the “Transferred Benefit Plans“) and Sellers shall have no further Liability with respect to such Transferred Benefit Plans. At or prior to the Closing, Sellers shall (or shall cause their applicable Affiliates to) use their reasonable best efforts to assign, transfer and convey each Transferred Benefit Plan (together with the corresponding Liabilities under the Transferred Benefit Plans), which is not sponsored or maintained by a Transferred Company as of the date of this Agreement, to one or more members(s) of the Transferred Group, and such member(s) of the Transferred Group shall assume such Liabilities. For the avoidance of doubt, no member of the Transferred Group shall have any Liability with respect to the Incentive Units (any such Liability shall be fully performed or discharged by Sellers).

6.3 Unused Vacation, Sick Leave and Personal Time. Purchaser shall cause the members of the Transferred Group to honor all unused vacation, sick leave and other personal time off of each Business Employee during the calendar year in which the Closing occurs. Thereafter, the Business Employees shall be subject to, and commence to accrue benefits under, the vacation, sick leave and other personal time off policies of Purchaser applicable to the respective Business Employee, consistent with Section 6.1 of this Agreement.

6.4 WARN and Corresponding State Laws. Purchaser shall cause the applicable members of the Transferred Group to be responsible for any post-Closing Liability relating to Business Employees and Former Business Employees under WARN that may otherwise be imposed on Sellers.

6.5 Workers’ Compensation. Purchaser shall cause the applicable members of the Transferred Group to be responsible for any workers’ compensation claims as of the Closing Date or arising thereafter relating to their respective Business Employees and Former Business Employees that may otherwise be imposed on Sellers.

6.6 COBRA. Purchaser shall cause the applicable members of the Transferred Group to be responsible for all Liabilities as of the Closing Date or arising thereafter with respect to Business Employees and Former Business Employees and their respective eligible dependents in respect of health insurance coverage under the Consolidated Budget Reconciliation Action of 1985, as amended.

6.7 2012 Annual Bonuses. No later than February 15, 2013, Purchaser shall pay, or shall cause to be paid, to each Business Employee who is employed by a Transferred Company immediately prior to the Closing Date and who participates in an annual bonus or incentive plan of the Business in respect of calendar year 2012, such Business Employee’s annual bonus in respect of calendar year 2012, with such bonus determined in the ordinary course of business consistent with past practice and in good faith consultation with Mr. Troy Thacker (other than with respect to Mr. Thacker’s bonus); provided, however, that, with respect to any Business Employee whose employment with Purchaser and its Subsidiaries (including the Transferred Companies) terminates prior to December 31, 2012, such 2012 annual bonus may be reduced on a pro-rata basis to reflect the portion of calendar year 2012 following such termination of employment.

6.8 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Purchaser or any of its Affiliates, at any time after the Closing, from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Benefit Plan. No provision of this Agreement is or is intended to be an amendment to or establishment of any employee benefit plan, program, practice or procedure.

ARTICLE VII

TAX MATTERS

7.1 Cooperation and Exchange of Information. (a) Not more than sixty (60) days after the receipt of a reasonable request from Sellers, Purchaser shall, and shall cause its Affiliates to, provide to Sellers Tax materials related to the Transferred Group, including schedules and work papers, requested by Sellers to enable Sellers to prepare and file all Tax Returns required to be prepared and filed by Sellers with respect to the Transferred Group. Purchaser shall prepare such package completely and accurately, in good faith and in a manner consistent with Sellers’ past practice.

(b) Each Party shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund related to the Transferred Group, (ii) determining a Liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(c) Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Transferred Group for their respective Tax periods ending on or prior to the Closing Date until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

7.2 Tax Sharing Agreements. To the extent relating to the Transferred Group, Sellers shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing, Tax allocation, Tax indemnification or similar agreements or arrangements, if any, to which any member of the Transferred Group, on the one hand, and any member of the Seller Group, on the other hand, are parties, and neither Sellers nor any of their respective Affiliates nor any member of the Transferred Group shall have any rights or obligations thereunder after the Closing.

7.3 Certain Tax Elections. Except as provided in this Section 7.3, Purchaser shall not make, and shall cause its Affiliates (including the Transferred Group) not to make, any Tax election with respect to the Transferred Group (including any election pursuant to Treasury Regulation Section 301.7701-3), which election would be effective on or prior to the Closing Date. Purchaser shall cause NewCo to make a timely election under Section 754 of the Code for the year that ends on the Closing Date.

7.4 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay, when due, and be responsible for, any sales, use, transfer, documentary, stamp, value added or similar Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes“). The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) Antitrust Approvals. (i) The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination or approval shall have been granted, and (ii) all other Governmental Approvals shall have been obtained other than Governmental Approvals for which the failure to obtain such Governmental Approvals would not have, or reasonably be expected to have, a Material Adverse Effect.

(b) No Injunctions. There shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(c) No Illegality. No Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the Sale.

8.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 8.2(a), all materiality and Material Adverse Effect qualifications contained in such representations and warranties (other than the dollar thresholds included in Section 3.16) shall be disregarded) as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are expressly made as of a specific date, which shall be true and correct in all material respects as of such specific date), except for failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Sellers to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Sellers by an executive officer of Sellers, stating that the conditions specified in Sections 8.2(a) and 8.2(b) have been satisfied.

8.3 Conditions to Sellers’ Obligation to Close. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 8.3(a), all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are expressly made as of a specific date, which shall be true and correct in all material respects as of such specific date), except for failures to be true and correct that have not had, and would not reasonably be expected to have, a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated hereby.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Sections 8.3(a) and 8.3(b) have been satisfied.

8.4 Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Sellers and Purchaser;

(b) by either Sellers or Purchaser, if:

(i) the Closing shall not have occurred on or before three months from the date of this Agreement (the “Outside Date“); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date; and provided, further, that either Sellers or Purchaser may extend the Outside Date for up to three additional months if (x) all conditions to the obligations of the other Party(ies) set forth in Article VIII are satisfied other than the condition set forth in Section 8.1(a) and conditions that by their nature cannot be satisfied until the Closing and (y) such extending Party is still actively seeking in good faith approval under the HSR Act;

(ii) any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the Sale in a manner that would give rise to the failure of a condition set forth in Section 8.1(b) or 8.1(c), and such Order becomes effective, final and nonappealable (except for Orders relating to Antitrust Laws, which shall be governed by Section 9.1(b)(iii)); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to oppose such Order or Law in accordance with the provisions of Section 5.3; or

(iii) any Governmental Entity that must grant a Governmental Approval required by Section 8.1(a) shall have denied such grant in a manner that would give rise to the failure of a condition set forth in Section 8.1(a) and such denial shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to obtain such Governmental Approval in accordance with the provisions of Section 5.3.

(c) by Sellers if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b), if continuing on the Closing Date and (ii) (A) cannot be cured prior to the Outside Date or (B) has not been cured prior to the date that is 30 days from the date that Purchaser is notified in writing by the Sellers of such breach or failure to perform; provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this paragraph (c) if they are then in breach of any representation, warranty, covenant or other agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) if continuing on the Closing Date; and

(d) by Purchaser if Sellers shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b), if continuing on the Closing Date and (ii) (A) cannot be cured prior to the Outside Date or (B) has not been cured prior to the date that is 30 days from the date that Sellers are notified in writing by Purchaser of such breach or failure to perform; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this paragraph (d) if it is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) if continuing on the Closing Date.

9.2 Notice of Termination. In the event of termination of this Agreement by either or both of Sellers and Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.

9.3 Effect of Termination. In the event of termination of this Agreement by either or both of Sellers and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party to this Agreement, except that the Confidentiality Agreement, Section 5.2(a) (Confidentiality) and Article X (General Provisions) shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve either Party hereto from Liability for (a) failure to perform the obligations set forth in Section 5.2(a) (Confidentiality), or (b) any fraud or willful breach of this Agreement or willful failure to perform its obligations under this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival. The representations and warranties contained in this Agreement shall not survive the Closing, except that (i) the representations and warranties set forth in Sections 3.2(a) and 3.3 shall survive indefinitely, (ii) the representations and warranties set forth in clause (v) of the first sentence of Section 3.2(b) and in the second sentence of Section 3.2(b) shall survive until the third anniversary of the Closing Date, and (iii) the representations and warranties set forth in Section 3.1(a), the provisions of Section 3.2(b) not described in clause (ii) above, and Sections 3.2(c), 4.1 and 4.2 shall survive until the date that is 180 days immediately following the Closing Date. No covenant or agreement contained herein that by its terms is to be performed prior to the Closing Date shall survive the Closing Date unless otherwise expressly agreed by the Parties herein or to the extent that such covenant or agreement is by its terms to be performed after the Closing Date.

10.2 Interpretation; Absence of Presumption. (a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits to this Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive but shall be used in the inclusive sense of “and/or,” unless the context otherwise requires; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement ; (x) unless the context otherwise requires, any reference to any Person includes such Person’s successors and permitted assigns; (xi) any disclosure with respect to any section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule or this Agreement, shall be deemed to be disclosed for any other section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule or this Agreement, as applicable, to which the relevance of such disclosure is reasonably apparent from the context of such disclosure; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day; (xiv) the words “shall” and “will” are used interchangeably and have the same meaning; (xv) any reference to the “members of the Transferred Group” or any similar phrase means the Transferred Companies and their respective Subsidiaries; and (xvi) the words “made available to Purchaser” or any similar phrase mean posted to the electronic data room, which was established by or on behalf of Sellers for the posting of documents for review by Purchaser in connection with the Sale prior to the date of this Agreement (and not removed prior to the date of this Agreement) or physically delivered to Purchaser. Any provision of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

10.3 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

10.4 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to any choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

(b) Each Party irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware (or solely if such courts decline jurisdiction or do not have subject matter jurisdiction, in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by applicable Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8. Each Party hereto irrevocably designates CT Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such action or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

(c) Each Party to this Agreement knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No Party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each Party to this Agreement certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 10.4. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 10.4 will not be fully enforced in all instances.

10.5 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement among the Parties with respect thereto and there are no agreements, understandings, representations or warranties between the Parties with respect to such subject matters other than those set forth or referred to in this Agreement and the Confidentiality Agreement. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Exhibits and Schedules hereto or the Confidentiality Agreement.

10.6 No Third-Party Beneficiaries. Except for Section 5.10, which is intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the Exhibits and Schedules hereto, is not intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

10.7 Expenses. Whether or not the Closing takes place, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise provided in this Agreement. Purchaser, on the one hand, and Sellers, on the other hand, shall be responsible for the payment of any brokers’, financial advisory, investment banking or finders’ fees incurred by reason of any action taken by such Party or Parties or otherwise arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by such Party or Parties.

10.8 Notices. All notices and other communications to be given to any Party hereunder (i) shall be in writing, (ii) shall be deemed to be given for all purposes hereunder upon delivery if delivered by hand, one Business Day after being sent by courier or overnight delivery service, three Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile or e-mail and receipt confirmation is received, and (iii) shall be directed to the address, facsimile number or e-mail set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to Sellers:

R360 Environmental Solutions, Inc.
c/o 461 Fifth Avenue, 17th Floor
New York, NY 10017
Attention:	Mitchell S. Presser
Fax No.:	(212) 379-7251
E-mail:	mpresser@painepartners.com

c/o One Maritime Plaza, Suite 1650
San Francisco, CA 94111
Attention:	Trip Zedlitz
Fax No.:	(415) 391-7886
E-mail:	TZedlitz@tinicum.com

c/o 800 Third Avenue, 40th Floor
New York, NY 10022
Attention:	Seth Hendon
Fax No.:	(212) 750-9264
E-mail:	SHendon@tinicum.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Ante Vucic DongJu Song
Fax No.:	(212) 403-2000
E-mail:	AVucic@wlrk.com DSong@wlrk.com

(b)	If to Purchaser or Waste Connections:

WCI Holdings Co., Inc.
c/o Waste Connections, Inc.
Waterway Plaza Two
10001 Woodloch Forest Drive
The Woodlands, Texas 77380
Attention:	Patrick J. Shea
Fax No.:	916.357.9735
E-mail:	PatS@WasteConnections.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana
Houston, Texas 77002-4995
Attention:	Ted W. Paris M. Breen Haire
Fax No.:	713.229.7738
E-mail:	ted.paris@bakerbotts.com breen.haire@bakerbotts.com

10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement, except that either Party may assign its rights and benefits under this Agreement to any Affiliate of such Party; provided, however, that no such assignment shall release, limit or otherwise affect such assigning Party’s obligations hereunder. Any attempted assignment in violation of this Section 10.9 shall be void.

10.10 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Parties hereto. Either Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. At any time prior to the Closing, either Sellers or Purchaser may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

10.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. If any provision of this Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.12 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction (and the other Parties hereby waive any such requirement). The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 10.12 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 10.12 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination). If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such action is pending, plus 20 Business Days or (y) such other time period established by the court presiding over such action. The Parties hereto agree that, notwithstanding anything herein to the contrary, Sellers shall be entitled to specific performance (or any other equitable relief) to cause Purchaser to consummate the transactions contemplated hereby in accordance with the terms hereof. In the event that a court of competent jurisdiction fails to grant specific performance or other injunctive relief to Sellers as a remedy for any failure to perform or breach hereunder, or in any circumstance in which damages are recoverable by Sellers hereunder, the Parties hereby acknowledge and agree that Sellers shall be entitled to receive benefit of the bargain and lost profits damages as redress for such failure to perform or breach. In the event that a court of competent jurisdiction fails to grant specific performance or other injunctive relief to Purchaser as a remedy for any failure to perform or breach hereunder, or in any circumstance in which damages are recoverable by Purchaser hereunder, the Parties hereby acknowledge and agree that Purchaser shall be entitled to receive benefit of the bargain and lost profits damages as redress for such failure to perform or breach.

10.13 No Admission. Nothing herein shall be deemed an admission by Sellers or any of its respective Affiliates, in any Action or proceeding involving a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

10.14 Counterparts. This Agreement may be executed in two or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. If this Agreement is translated into another language, the English language text shall in any event prevail.

10.15 Relationship Among Sellers. (a) Each Seller hereby irrevocably appoints R360 Environmental Solutions, Inc. (the “Sellers’ Representative”) as the sole representative of Sellers to act as the agent and on behalf of such Sellers regarding any matter relating to or under this Agreement, including for the purposes of (i) making decisions with respect to the determination of the Purchase Price (and the components thereof) and any other amounts due under Article II; (ii) determining whether the conditions to closing in Article VIII have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative, in its sole discretion; (iii) paying or accepting any funds due to or from Sellers; (iv) taking any action that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX; (v) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 10.10; (vi) accepting notices on behalf of Sellers in accordance with Section 10.8; (vii) delivering or causing to be delivered to Purchaser at the Closing certificates representing the Securities to be sold by Sellers hereunder or instructions as to the payment and allocation of the Purchase Price therefor; (viii) executing and delivering, on behalf of Sellers, any and all notices, documents or certificates to be executed by Sellers, in connection with this Agreement and the transactions contemplated hereby and (ix) granting any consent or approval on behalf of Sellers under this Agreement. As the representative of Sellers under this Agreement, the Sellers’ Representative shall act as the agent for Sellers, shall have authority to bind Sellers in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two Business Days’ prior written notice to Purchaser. Purchaser may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with this Agreement in writing and signed by an officer of the general partner of the Sellers’ Representative.

(b) Each Seller hereby appoints the Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Securities as fully to all intents and purposes as such Seller might or could do in person.

(c) The Sellers’ Representative, in its capacity as such, shall have no liability to Purchaser for any default under this Agreement by any other Seller. Except for fraud or willful misconduct on its part, the Sellers’ Representative shall have no liability to any Seller under this Agreement for any action or omission by the Sellers’ Representative on behalf of Sellers.

(d) All of the immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the bankruptcy, dissolution, winding up or liquidation of any of Sellers and (ii) shall survive the Closing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLERS: R360 ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Troy W. Thacker
Name: Troy W. Thacker Title: President and Chief Executive Officer

R360 OPERATING PARTNERS, LP By: R360 Environmental Solutions, Inc., as General Partner

By:	/s/ Troy W. Thacker
Name: Troy W. Thacker Title: President and Chief Executive Officer

OILFIELDS LP HOLDINGS, LLC By: Oilfields Environmental Services Corporation, its sole member

By:	/s/ Manuel F. Gonzalez
Name: Manuel F. Gonzalez Title: President and Chief Executive Officer

[Signature Pages to Purchase and Sale Agreement]

OILFIELDS GP HOLDINGS, LLC By: Oilfields Environmental Services Corporation, its sole member

By:	/s/ Manuel F. Gonzalez
Name: Manuel F. Gonzalez Title: President and Chief Executive Officer

NEW CRI, INC.

By:	/s/ John Barnidge
Name: John Barnidge Title: President

NEW R&G, INC.

By:	/s/ John Barnidge
Name: John Barnidge Title: President

NEW HITCHCOCK, INC.

By:	/s/ Manuel F. Gonzalez
Name: Manuel F. Gonzalez Title: President

[Signature Pages to Purchase and Sale Agreement]

PAINE & PARTNERS CAPITAL FUND III AIV II B, L.P.

By: Paine & Partners Capital Fund III GP, L.P., as General Partner,

By: Paine & Partners Capital Fund III GP, Ltd., its general partner

By:	/s/ Mitchell S. Presser
Name: Mitchell S. Presser
Title: Director

[Signature Pages to Purchase and Sale Agreement]

PURCHASER:

WCI HOLDINGS CO., INC.

By:	/s/ Ron Mittelstaedt
Name: Ron Mittelstaedt
Title: CEO

WASTE CONNECTIONS, INC., a Delaware corporation of which Purchaser is a wholly owned subsidiary, hereby (a) joins in the execution, delivery and performance of this Agreement solely for the purpose of (i) guaranteeing the obligations of Purchaser under Article II, upon satisfaction of the conditions to such obligations set forth in Article VIII, (ii) making the representations and warranties set forth in Article IV, and (iii) complying with the covenants in Article X, Sections 5.2, 5.3, 5.6 and 9.3 hereof, in the case of each of clauses (ii) and (iii), such that each reference to “Purchaser,” “Party” or “Parties” in such Articles and Sections shall be deemed to include a reference to Waste Connections, Inc. in addition to WCI Holdings Co., Inc., and (b) guarantees such obligations, makes such representations and warranties, and agrees to comply with such covenants.

By:	/s/ Ron Mittelstaedt
Name: Ron Mittelstaedt
Title: CEO

[Signature Pages to Purchase and Sale Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [—], [—] by and among WCI Holdings Co., Inc., a Delaware corporation (“Purchaser”) and the Sellers named on Schedule I hereto (“Sellers”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as September 16, 2012, by and among Purchaser and Sellers (the “Purchase Agreement”), Sellers have agreed, upon the terms and subject to the conditions set forth therein, to transfer, convey, assign and deliver to Purchaser, and Purchaser has agreed to purchase and acquire from each Seller, all of such Sellers’ right, title and interest in and to the Securities;

WHEREAS, each of Sellers and Purchaser desires to execute and deliver this Agreement to effectuate and evidence (i) the sale, transfer and assignment by Sellers to Purchaser of the Securities and other assets set forth on Schedule II hereto and (ii) the assumption by Purchaser of the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration paid or payable to Sellers by Purchaser pursuant to the Purchase Agreement and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

2. Transfer of Securities and Assets and Assumption of Assumed Liabilities.

(a) Each Seller hereby transfers, conveys, assigns, and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from each Seller, all of such Seller’s right, title and interest in and to the Securities and in and to the assets set forth on Schedule II hereto.

(b) Purchaser hereby assumes all the Assumed Liabilities.

3. Relationship with Purchase Agreement. This Agreement is being delivered pursuant to, and subject to the terms and conditions of, the Purchase Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions set forth in the Purchase Agreement, nor shall this Agreement reduce, expand or enlarge any remedies under the Purchase Agreement. In the event that any term or condition of this Agreement conflicts with any term or condition of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall prevail in all respects.

4. No Third Party Beneficiaries. This Agreement is not intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof

5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement, except that either Party may assign its rights and benefits under this Agreement to any Affiliate of such Party; provided, however, that no such assignment shall release, limit or otherwise affect such assigning Party’s obligations hereunder. Any attempted assignment in violation of this Section 5 shall be void.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to any choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

7. Headings. The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

8. Counterparts. This Agreement may be executed in two or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. If this Agreement is translated into another language, the English language text shall in any event prevail.

{Remainder of page intentionally left blank.}

2

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLERS:

R360 ENVIRONMENTAL SOLUTIONS, INC.

By:
Name: Troy W. Thacker
Title: President and Chief Executive Officer

R360 OPERATING PARTNERS, LP

By:	R360 Environmental Solutions, Inc.,
as General Partner

By:
Name: Troy W. Thacker
Title: President and Chief Executive Officer

OILFIELDS LP HOLDINGS, LLC

By:	Oilfields Environmental Services Corporation,
its sole member

By:
Name: Manuel F. Gonzalez
Title: President and Chief Executive Officer

[Signature Pages to Assignment and Assumption Agreement]

OILFIELDS GP HOLDINGS, LLC

By:	Oilfields Environmental Services Corporation,
its sole member

By:
	Name:	Manuel F. Gonzalez
	Title:	President and Chief Executive Officer

NEW CRI, INC.

By:
	Name:	John Barnidge
	Title:	President

NEW R&G, INC.

By:
	Name:	John Barnidge
	Title:	President

NEW HITCHCOCK, INC.

By:
	Name:	Manuel F. Gonzalez
	Title:	President

[Signature Pages to Assignment and Assumption Agreement]

PAINE & PARTNERS CAPITAL FUND III AIV II B, L.P.

By:	Paine & Partners Capital Fund III GP, L.P.,
as General Partner,

By:	Paine & Partners Capital Fund III GP, Ltd., its general partner

By:
	Name:	Mitchell S. Presser
	Title:	Director

[Signature Pages to Assignment and Assumption Agreement]

PURCHASER:

WCI HOLDINGS CO., INC.

By:
Name:
Title:

[Signature Pages to Assignment and Assumption Agreement]